AMENDED AND RESTATED
                                CREDIT AGREEMENT

                            Dated as of March 5, 1996

                                      among

                         DEL GLOBAL TECHNOLOGIES CORP.,

                                RFI CORPORATION,

                                 DYNARAD CORP.,

                           BERTAN HIGH VOLTAGE CORP.,

                           DEL MEDICAL SYSTEMS CORP.,

                        GENDEX-DEL MEDICAL IMAGING CORP.

                                       and

                         THE CHASE MANHATTAN BANK, N.A.





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                                                 TABLE OF CONTENTS

Article   Section                                                 Page

I.        DEFINITIONS............................................   5

II.       THE LOANS..............................................  20
          2.1          Term Loan.................................  20
          2.2          Revolving Credit Commitment...............  20
          2.3          Notes.....................................  20
          2.4          Interest..................................  21
          2.5          Procedure for Revolving Credit Borrowing..  23
          2.6          Commitment Fee............................  24
          2.7          Advisory Fee..............................  24
          2.8          Regulatory Changes; Additional Fees.......  24
          2.9          Prepayment of Loans.......................  25
          2.10         Payments..................................  26
          2.11         Taxes.....................................  26
          2.12         Illegality ...............................  27
          2.13         Increased Costs...........................  27
          2.14         Letter of Credit..........................  29
          2.15         Certain Notices ..........................  31
          2.16         Limitation on Types of Loans..............  32
          2.17         Illegality - Eurodollar Loans.............  32
          2.18         Certain Conversions.......................  32
          2.19         Certain Compensation......................  33

III.      REPRESENTATIONS AND WARRANTIES.........................  33
          3.1          Organization, Corporate Power.............  33
          3.2          Authorization.............................  34
          3.3          Governmental Approvals....................  34
          3.4          Binding Effect............................  34
          3.5          Litigation; Compliance with Laws, etc.....  34
          3.6          Financial Statements......................  35
          3.7          Federal Reserve Regulations...............  35
          3.8          Taxes.....................................  36
          3.9          Employee Benefit Plans....................  36
          3.10         Accuracy and Completeness of Information..  36
          3.11         Investment Company Act; Public Utility
                         Holding Company Act.....................  36
          3.12         Security Interest.........................  37
          3.13         Use of Proceeds...........................  37
          3.14         Subsidiaries..............................  37
          3.15         Title to Properties; Possession Under
                         Leases; Trademarks......................  37


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          3.16         Solvency..................................  38
          3.17         Affiliates; Other Names...................  38
          3.18         Restrictions of Debtors...................  38
          3.19         Acquisition Agreement.....................  38
          3.20         Labor Matters.............................  39
          3.21         Dentsply/Gendex Representations...........  39

IV.       CONDITIONS OF CREDIT EVENTS............................  39
          4.1          All Credit Events.........................  39
          4.2          First Borrowing under this Agreement......  40

V.        AFFIRMATIVE COVENANTS..................................  43
          5.1          Corporate Existence.......................  43
          5.2          Business and Properties...................  43
          5.3          Insurance.................................  43
          5.4          Taxes.....................................  45
          5.5          Financial Statements, Reports, etc........  45
          5.6          Litigation and Other Notices..............  46
          5.7          Compliances with Laws.....................  47
          5.8          ERISA.....................................  47
          5.9          Maintaining Records; Acces to Properties
                         and Inspections.........................  47
          5.10         Use of Proceeds...........................  47
          5.11         Further Assurances........................  47
          5.12         Environmental Legislation.................  47
          5.13         Interest Rate Protection..................  48
          5.14         RFI Capital Stock.........................  48
          5.15         Dynarad Capital Stock.....................  48
          5.16         Bertan High Voltage Capital Stock.........  48
          5.17         Del Medical Capital Stock.................  48
          5.18         Gendex-DMI Capital Stock..................  48

VI.       NEGATIVE COVENANTS.....................................  48
          6.1          Liens.....................................  48
          6.2          Sale and Lease-Back Transactions..........  50
          6.3          Indebtedness..............................  50
          6.4          Capital Expenditures......................  50
          6.5          Dividends and Distributions...............  50
          6.6          Consolidations, Mergers and Sales of
                         Assets..................................  50
          6.7          Investments...............................  50
          6.8          Current Ratio.............................  51
          6.9          Tangible Net Worth........................  51
          6.10         Business..................................  52
          6.11         Interest Expense Coverage Ratio...........  52


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          6.12         Transactions with Affiliates..............  52
          6.13         Accounting Changes........................  52
          6.14         Amendment and Modification of Gendex
                         Purchase Agreement......................  52
          6.15         Consulting Fees...........................  52
          6.16         Leverage Ratio............................  52
          6.17         Operating Leases..........................  53

VII.      EVENTS OF DEFAULT......................................  53

VIII.     TERM OF AGREEMENT......................................  56

IX.       DEBTORS' OBLIGATIONS...................................  56
          9.1          Mortgage Obligations......................  56
          9.2          Unconditional Obligation..................  56
          9.3          Period in Force...........................  57
          9.4          Waiver....................................  57
          9.5          Effect of Stay............................  57
          9.6          Liability Under Notes.....................  57

X.        MISCELLANEOUS..........................................  58
          10.1         Notices...................................  58
          10.2         Survival of Agreement.....................  59
          10.3         Successors and Assigns; Participations....  59
          10.4         Expenses; Indemnity.......................  61
          10.5         Applicable Law............................  62
          10.6         Right of Setoff...........................  62
          10.7         Payments on Business Days.................  62
          10.8         Waivers; Amendments.......................  62
          10.9         Severability..............................  63
          10.10        Entire Agreement; Jurisdiction, etc.......  63
          10.11        Counterparts..............................  64
          10.12        Headings..................................  64
          10.13        Prior Agreements..........................  64



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                             EXHIBITS and SCHEDULES

Exhibit A      Replacement Term Note................................
Exhibit B      Replacement Revolving Credit Note....................
Exhibit C      Gendex-DMI Security Agreement........................
Exhibit D      Affiliates and Names of Debtors......................
Exhibit E      Borrowing Base Certificate...........................
Exhibit F      Third Mortgage.......................................
Exhibit G      Additional Warrant Agreement.........................
Exhibit H      Modification and Reaffirmation of Indemnity..........
Exhibit I      Reaffirmation of Modified and Restated
                    Non-Competition Undertaking.....................
Exhibit J      Subordination Agreement..............................
Exhibit K      Reimbursement Agreement..............................
Exhibit L      Opinion Letter.......................................


Schedule 6.1   Liens................................................
Schedule 6.3   Indebtedness.........................................



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                      AMENDED AND RESTATED CREDIT AGREEMENT


         AMENDED AND RESTATED CREDIT AGREEMENT entered into on the fifth day of March 1996 by and among THE CHASE MANHATTAN BANK, N.A., a national banking association having an office at 31 Mamaroneck Avenue, White Plains, NY 10601 (the "Bank") and DEL GLOBAL TECHNOLOGIES CORP., formerly known as Del Electronics Corp., a New York corporation having an office at One Commerce Park, Valhalla, New York 10595 ("Del"), RFI CORPORATION, a Delaware corporation having an office at 100 Pine Aire Drive, Bay Shore, New York 11706 ("RFI"), DYNARAD CORP., a New York corporation having an office at 19 Jefryn Boulevard, Deer Park, New York 11729 ("Dynarad"), and BERTAN HIGH VOLTAGE CORP., formerly known as Del Acquisition Corp., a New York corporation having an office at 121 New South Road, Hicksville, New York 11801 ("Bertan High Voltage"), DEL MEDICAL SYSTEMS CORP., a New York corporation having an office at One Commerce Park, Valhalla, New York 10595 ("Del Medical"), and GENDEX-DEL MEDICAL IMAGING CORP., a Delaware corporation having an office at 11550 West King Street, Franklin Park, Illinois 60131 ("Gendex-DMI" and together with Del, RFI, Dynarad, Bertan High Voltage, and Del Medical hereinafter sometimes referred to collectively as the "Debtors").

                              W I T N E S S E T H :

         WHEREAS, Del and RFI jointly and severally borrowed from Z-Laenderbank, f/k/a Oesterreichische Laenderbank, A.G., Grand Cayman Branch ("Z-Laenderbank")
(i) the sum of $5,400,000.00, which sum was subsequently reduced by Del, RFI, and Z-Laenderbank to $1,314,074.00, in the form of a term loan facility (the "Term Loan Facility"); (ii) the sum of $2,000,000.00 in the form of a revolving credit facility (the "Revolving Credit Facility"); and (iii) the sum of $2,963,000.00 in the form of a credit line loan facility (the "Credit Line Facility"), pursuant to the terms of a Credit Agreement dated as of December 12, 1989 and modified by amendments made by Del, RFI, and Z-Laenderbank dated as of July 28, 1990, April 26, 1991, January 1, 1992 (the "Credit Agreement");

         WHEREAS, pursuant to the terms of the Credit Agreement, Del and RFI executed and delivered to Z-Laenderbank, among other things, (i) a term note in the amount of $5,400,000.00 (the "December 1989 Term Note"); (ii) a revolving credit note in the amount of $2,000,000.00 (the "December 1989 Revolving Credit Note"); (iii) a credit line note in the amount of $2,963,000.00 (the "Credit Line Note");

         WHEREAS, pursuant to the terms of the Credit Agreement, Del executed and delivered to Z-Laenderbank as security for the performance of the obligations under the Credit Agreement, the December 1989 Term Note, the December 1989 Revolving Credit Note, and the Credit Line Note, among other things, (i) a security agreement granting to Z-Laenderbank a full floating lien on tangible and intangible assets of Del (the "Del Security Agreement"); (ii) UCC-1 financing statements relating thereto(the "Del Financing Statement"); and



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(iii) an assignment of a life insurance policy on the life of Leonard A.
Trugman;

         WHEREAS, pursuant to the terms of the Credit Agreement, RFI executed and delivered to Z-Laenderbank as security for the performance of the obligations under the Credit Agreement, the December 1989 Term Note, the December 1989 Revolving Credit Note, and the Credit Line Note, among other things, (i) a security agreement granting to Z-Laenderbank a full floating lien on tangible and intangible assets of RFI (the "RFI Security Agreement"); (ii) UCC-1 financing statements relating thereto (the "RFI Financing Statements");
(iii) an Agreement of Modification and Extension of Mortgage modifying and extending the terms of a mortgage made by the Town of Islip Industrial Development Agency encumbering certain real property owned by RFI (such real property having been conveyed to RFI by the Town of Islip Industrial Development Agency) and located in the Town of Islip, County of Suffolk, and State of New York (the "Mortgage"); and (iv) an environmental indemnification agreement relating to the real property encumbered by the Mortgage (the "1989 Indemnification Agreement");

         WHEREAS, pursuant to the terms of the Credit Agreement, Leonard A. Trugman executed and delivered to Z-Laenderbank a certain non-competition undertaking (the "Non-Competition Undertaking");

         WHEREAS, pursuant to the terms of (i) an Assignment of Credit Agreement dated as of August 7, 1992; (ii) an Assignment of Term Note dated as of August 7, 1992; (iii) an Assignment of Credit Line Note dated as of August 7, 1992,
(iv) an Assignment of Revolving Credit Note dated as of August 7, 1992; (v) an Assignment of Security Agreement Between Del Corporation and Z-Laenderbank dated August 7, 1992; (vi) an Assignment of Security Agreement Between RFI Corporation and Z-Laenderbank dated August 7, 1992; and (vii) an Assignment of Mortgage dated August 6, 1992 (collectively, the "Assignments"), the Bank purchased from Z-Laenderbank, and Z-Laenderbank assigned to the Bank, all of Z-Laenderbank's right, title, and interest in and to the Credit Agreement, the Del Security Agreement, the RFI Security Agreement, the Mortgage, the Non-Competition Undertaking and other documents related thereto;

         WHEREAS, pursuant to the terms of an amendment to the Credit Agreement dated as of July 31, 1992 (the "Fourth Amendment to Credit Agreement"), the Bank and Del and RFI modified the Credit Agreement to provide, among other things,
(i) for the merger of the Credit Line Facility into the Revolving Credit Facility, resulting in a $4,963,000.00 maximum amount available under such combined facility; (ii) for the execution and delivery by RFI to the Bank of a guaranty of payment and performance of Del's obligations to the Bank, such guaranty to be secured by the Mortgage; (iii) for the modification of the December 1989 Term Note to change the amortization schedule, the prepayment provision, and various other provisions of the December 1989 Term Note; (iv) for the modification of the Revolving Credit Note to allow for the merger into it of the Credit Line Note, to change the prepayment provision and various other provisions of the Revolving Credit Note, and to provide a payment grid to be attached to the Revolving Credit Note; (v) for the modification of the definitions section of the Credit Agreement; (vi) for the modification of covenants contained in the Credit Agreement; (vii) for the addition of certain



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covenants to the Credit Agreement; and (viii) for certain other changes in the
Credit Agreement;

         WHEREAS, in connection with the Fourth Amendment to Credit Agreement, RFI executed and delivered to the Bank, among other things, (i) a guaranty dated August 7, 1992 (the "RFI Guaranty") and (ii) a mortgage modification agreement dated as of July 31, 1992 (the "First Amendment to Mortgage");

         WHEREAS, in connection with and to effect the changes required by the Fourth Amendment to Credit Agreement, Del and RFI executed and delivered to the Bank, among other things, (i) a certain Revolving Credit Note Modification Agreement dated as of July 31, 1992 (the "First Amendment to the Revolving Credit Note"); (ii) a certain Term Note Modification Agreement dated as of August 7, 1992 (the "First Amendment to Term Note"); and (iii) an environmental indemnity agreement dated July 31, 1992 with respect to the property encumbered by the Mortgage (the "Environmental Indemnity");

         WHEREAS, in connection with the Assignments, Del executed and delivered to the Bank an assignment of a life insurance policy on the life of Leonard A. Trugman (the "Assignment of Life Insurance");

         WHEREAS, on November 12, 1992, the Bank and Del and RFI entered into a letter agreement modifying certain provisions of the Credit Agreement, effective July 31, 1992 (the "Fifth Amendment to Credit Agreement");

         WHEREAS, prior to the execution of the Fifth Amendment to Credit Agreement, Del acquired the assets and business of another company and merged such assets and business into a wholly-owned subsidiary of Del now named Dynarad Corp., a New York corporation having an office at 19 Jefryn Boulevard, Deer Park, New York 11729 ("Dynarad");

         WHEREAS, in connection with such acquisition, the Bank and Del, RFI, and Dynarad agreed to add Dynarad as a party to the Credit Agreement, and in furtherance thereof, entered into an amendment to the Credit Agreement dated as of June 10, 1993 (the "Sixth Amendment to Credit Agreement");

         WHEREAS, pursuant to the terms of the Sixth Amendment to Credit Agreement, the Bank and Del, RFI, and Dynarad modified the Credit Agreement to provide, among other things, (i) for the addition of Dynarad as a party to the Credit Agreement, the December 1989 Term Note and the Revolving Credit Note,
(ii) for an increase in the Term Loan Facility to $3,000,000.00; (iii) for an increase in the Revolving Credit Facility to $10,000,000.00, of which a maximum of $9,000,000.00 may be used for direct borrowings and a maximum of $1,000,000.00 may be used for letters of credit; (iv) for the execution and delivery by RFI to the Bank of a guaranty of payment and performance of Del's obligations to the Bank; (v) for the modification of the definitions section of the Credit Agreement; (vi) for the modification of covenants contained in the Credit Agreement; (vii) for the addition of certain covenants to the Credit



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Agreement; (x) for the possibility of fixing the interest rate on certain portions of the borrowings under the Revolving Credit Facility; (xi) for the possibility of fixing the interest rate on certain portions of the Term Loan Facility; (xii) for certain modifications of provisions relating to fees payable in connection with the Credit Facility; (xiii) for certain modifications of provisions relating to insurance proceeds; (xiv) for certain modifications with respect to interest rate protection; (xv) for certain other changes in the Credit Agreement;

         WHEREAS, in connection with the Sixth Amendment to Credit Agreement, Dynarad executed and delivered to the Bank, among other things, (i) a guaranty dated June 10, 1993 (the "Dynarad Guaranty"); (ii) a security agreement dated June 10, 1993 granting to the Bank a full floating lien on tangible and intangible assets of Dynarad; and (iii) UCC-1 financing statements relating thereto;

         WHEREAS, in connection with the Sixth Amendment to Credit Agreement, RFI executed and delivered to the Bank, among other things, a mortgage modification agreement dated as of June 10, 1993 (the "Second Amendment to Mortgage"), which, among other things, modified the provisions of the Mortgage with respect to insurance proceeds;

         WHEREAS, in connection with and to effect the changes required by the Sixth Amendment to Credit Agreement, Del, RFI, and Dynarad executed and delivered to the Bank, among other things, (i) a certain Revolving Credit Note Modification Agreement No. 2 dated as of June 10, 1993 (the "Second Amendment to Revolving Credit Note"); and (ii) a certain Term Note Modification Agreement No. 2 dated as of June 10, 1993 (the "Second Amendment to Term Note");

         WHEREAS, pursuant to the terms of an amendment to the Credit Agreement dated August 3, 1993 (the "Seventh Amendment to Revolving Credit Agreement"), the Bank and Del, RFI, and Dynarad modified the terms of the Credit Agreement with respect to permitted indebtedness and operating leases and with respect to the due dates of amortization payments on the December 1989 Term Note;

         WHEREAS, by a certain Modified and Restated Credit Agreement, dated as of May 10, 1994, among the Bank and Del, RFI, Dynarad, and Bertan High Voltage (the "Modified and Restated Credit Agreement"), the Credit Agreement, as formerly amended, was further amended and restated;

         WHEREAS, in connection with the Modified and Restated Credit Agreement, the Revolving Credit Facility was increased to $10,000,000; a subordinate mortgage was given to the Bank as additional security for the Term Loan Facility; an additional term loan, in the amount of $3,500,000, was made to the Debtors to finance the acquisition by Bertan High Voltage, a then newly formed subsidiary of Del, of assets of a company unrelated to the Debtors; Bertan High Voltage was added as a Debtor; the maturity date of the Revolving Credit Facility was extended; and various covenants were modified, among other things;

         WHEREAS, by a certain First Amendment to Modified and Restated Credit



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Agreement, dated as of November 4, 1994, among the Bank and Del, RFI, Dynarad,
Bertan High Voltage, and Del Medical, Del Medical, a then newly formed subsidiary of Del, was added as a Debtor under the Modified and Restated Credit Agreement, among other things;

         WHEREAS, by a certain Second Amendment to Modified and Restated Credit Agreement, dated as of November 11, 1994, among the Bank and Del, RFI, Dynarad, Bertan High Voltage, and Del Medical, certain covenants contained in the Modified and Restated Credit Agreement, as previously amended, were modified, among other things;

         WHEREAS, by a certain Third Amendment to Modified and Restated Credit Agreement, dated as of January 27, 1995, among the Bank and Del, RFI, Dynarad, Bertan High Voltage, and Del Medical, the interest rate structure contained in the Modified and Restated Credit Agreement, as previously amended, was modified, among other things;

         WHEREAS, the Bank and the Debtors desire to modify the Modified and Restated Credit Agreement, as previously amended, to provide for, among other things, an increase in the Revolving Credit Facility, an extension of the maturity dates, and to add Gendex-Del Medical Imaging Corp. as a party, and, in the interests of clarity, desire to restate the Modified and Restated Credit Agreement so that there shall be a single credit agreement which shall incorporate the present modification and all prior modifications;

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Debtors and the Bank hereby agree as follows:

1.       DEFINITIONS

         1.1 For purposes hereof, the following terms shall have the meanings specified below:

         Acquisition Assets shall mean capital assets acquired in the Gendex Acquisition and capital assets acquired in similar types of transactions (i.e., transactions in which all or substantially all of the assets of another entity are acquired).

         Additional Advisory Fee shall mean the additional advisory fee set forth in Section 2.7 in connection with the financing for the Gendex Acquisition.

         Additional Warrant shall mean a warrant issued to The Chase Manhattan Bank, N.A., dated the Restatement Date, as amended, modified or restated from time to time, to purchase 17,000 common shares of Del delivered as a portion of the Additional Advisory Fee pursuant to Section 2.7, and any replacements thereof.

         Additional Warrant Agreement shall mean the agreement dated the Restatement Date between Del and The Chase Manhattan Bank, N.A. in substantially the form of Exhibit G, as amended, modified or restated from time to time.


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         Additional Warrant Exercise Price shall have the meaning given to it in
Section 2.7.

         Advisory Fee shall mean the advisory fee for acquisition financing set forth in Section 2.7.

         Affiliate of any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and, without limiting the generality of the foregoing, includes (i) any person which beneficially owns or holds 5% or more of any class of voting securities of such person or 5% or more of the equity interest in such person,
(ii) any person of which such person beneficially owns or holds 5% or more of any class of voting securities or in which such person beneficially owns or holds 5% or more of the equity interest, and (iii) any director or executive officer of such person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         Agreement shall mean this Amended and Restated Credit Agreement, all amendments and modifications thereto and restatements thereof, and all schedules and exhibits attached hereto, now or from time to time executed and/or delivered to the Bank in connection herewith.

         Banking Day shall mean any day on which commercial banks are not authorized or required to close in New York City.

         Bank's predecessor-in-interest shall mean Z-Laenderbank, f/k/a Oesterreichische Laenderbank, A.G., Grand Cayman Branch.

         Bertan High Voltage shall mean Bertan High Voltage Corp., a New York corporation, formerly known as Del Acquisition Corp., a wholly-owned subsidiary of Del.

         Bertan Security Agreement shall mean the security agreement dated as of May 10, 1994 made by Bertan High Voltage as Grantor for the benefit of the Bank, as such may be amended, modified or restated from time to time.

         Board shall mean the Board of Governors of the Federal Reserve System of the United States.

         Borrowing Base shall mean the sum of (a) 80% of the net dollar amount of Eligible Accounts plus (b) the lesser of (i) 50% of the net dollar value of Eligible Inventory or (ii) 185.71% of (a).

         Borrowing Base Certificate shall have the meaning set forth in Section 5.5(c).

         Business Day shall mean any day, other than a Saturday, Sunday or legal



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holiday in the State of New York, on which banks are open for substantially all their banking business in New York State.

         Capital Expenditures shall mean, with respect to any Debtor for any period, all amounts expended or paid by such Debtor to third parties for additions to its capital assets, excluding Acquisition Assets.

         Capitalized Lease Obligation shall mean an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with generally accepted accounting principles, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

         Capital Stock shall mean the equity shares in a Debtor authorized by its certificate of incorporation and issued to its stockholders.

         Chase Leasing shall mean Chase Equipment Leasing, Inc., a subsidiary of the Bank.

         Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Collateral shall mean all collateral and security as described in the Security Documents.

         Commitment Fee shall mean the revolving credit commitment fee set forth in Section 2.6.

         Consolidated shall mean, in respect of any person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with generally accepted accounting principles for such person and all consolidated subsidiaries thereof.

         Consolidated Subsidiary means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Debtors in accordance with GAAP.

         Consolidated Tangible Net Worth means Net Worth of the Debtors and any Consolidated Subsidiaries less General Intangibles.

         Credit Documents shall mean this Agreement, all of the Security Documents, promissory notes, mortgages, deeds of trust, chattel mortgages, pledges, stock purchase warrants, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Debtor or any other person and/or delivered to the Bank, in connection with this Agreement, or any of the Loans, as such may be amended, modified or restated from time to time.

         Credit Event shall mean each borrowing hereunder, including all



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borrowings pursuant to Letters of Credit hereunder.

         Credit Facility shall mean each of the Revolving Credit Loans, the Term Loan, and the Letters of Credit.

         Current Assets shall mean, with respect to any person at any date, the aggregate amount of all assets of such person which would be classified as current assets at such date, computed and calculated in accordance with generally accepted accounting principles applied on a consistent basis.

         Current Liabilities shall mean, with respect to any person at any date, the aggregate amount of all liabilities of such person (including tax and other proper accruals) which would be classified as current liabilities at such date, computed and calculated in accordance with generally accepted accounting principles applied on a consistent basis.

         Current Ratio shall mean with respect to any Debtor at any date, the ratio at such date of (i) the Current Assets (excluding Prepaid Expenses) of such Debtor to (ii) the Current Liabilities of such Debtor.

         Debtors shall mean Del, RFI, Dynarad, Bertan High Voltage, Del Medical, and Gendex-DMI, or any or all of them, as the case may be.

         Del shall mean Del Global Technologies Corp., a New York corporation, formerly known as Del Electronics Corp.

         Del Medical shall mean Del Medical Systems Corp., a New York corporation and a wholly-owned subsidiary of Del.

         Del Medical Security Agreement shall mean the security agreement dated as of November 4, 1994 made by Del Medical as Grantor for the benefit of the Bank, as such may be amended, modified or restated from time to time.

         Del Security Agreement shall mean the Modified and Restated Security Agreement dated as of May 10, 1994 made by Del as Grantor for the benefit of the Bank, as such may be amended, modified or restated from time to time.

         Dentsply shall mean Dentsply International, Inc., a Delaware corporation.

         Dollars or the symbol "$" shall mean dollars in lawful currency of the United States of America.

         Dynarad shall mean Dynarad Corp., a New York corporation and a wholly-owned subsidiary of Del.



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         Dynarad Security Agreement shall mean Modified and Restated Security
Agreement dated as of May 10, 1994, made by Dynarad as Grantor for the benefit of the Bank, as such may be modified from time to time.

         EBITDA shall mean with respect to any person for any period, the sum of
(i) Net Income, (ii) Interest Expense, (iii) federal, state and local income tax expense, and (iv) depreciation and amortization expense, in each case of such person for such period, computed and calculated in accordance with generally accepted accounting principles applied on a consistent basis.

         Eligible Accounts shall mean those Accounts Receivable of the Debtors (as such term is defined in the Security Agreements) which, when provided to the Bank as Collateral under the Security Agreements and at all times thereafter, do not violate the provisions of this Agreement or the Security Agreements and which the Bank, in its credit judgment, deems to be Eligible Accounts; provided that, without in any way limiting the Bank's discretion to determine which Accounts Receivable shall be deemed Eligible Accounts, until such time as the Bank shall otherwise notify the Debtors, no Account Receivable shall be deemed, or continue to be deemed, an Eligible Account if:

                  (i) It is due or unpaid more than the greater of (a) ninety
(90) days following the date of the original invoice issued by the Debtors with respect to the sale giving rise thereto and (b) sixty (60) days following the date on which such Account Receivable is payable in accordance with the terms of the agreement or other document giving rise thereto; or

                  (ii) It arises out of a sale not made in the ordinary course of the Debtors' business or to a person which is an Affiliate or controlled by an Affiliate, unless such Affiliate or person controlled by an Affiliate has been approved in writing by the Bank as a party from whom Eligible Accounts can be generated; or

                  (iii) Any warranty contained in the Security Agreements with respect to all Accounts Receivable or any warranty with respect to such Account Receivable contained in the Security Agreements has been breached; or

                  (iv) (a) The Account Receivable is subject to any right of setoff by the account debtor with respect thereto and such account debtor has not entered into an agreement with the Bank which is acceptable to the Bank with respect to the waiver of rights of setoff; or (b) the account debtor with respect thereto has disputed liability or made any claim with respect to any other Account Receivable due from such account debtor to the Debtors; in any of which cases, the Account Receivable shall be ineligible to the extent of such dispute, claim and/or setoff; or

                  (v) The account debtor with respect thereto has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code or any other bankruptcy or insolvency law or has made an assignment for the benefit of creditors, or any petition or other application for relief under the Bankruptcy Code or any other bankruptcy or insolvency law has been filed against such account debtor, or such account debtor has so filed, suspended its business operations, become insolvent, or suffered a receiver or a trustee to be appointed for any of its assets or affairs; or

                  (vi) It arises out of one or more sales within thirty days of each other for an aggregate amount in excess of $150,000 to Cablage Electronique de Laval or for an aggregate amount in excess of $50,000 to any other account debtor outside the United States and Canada, unless the sale is on letter of credit or acceptance issued or confirmed by a commercial bank in the United States, and on terms, acceptable to the Bank; or

                  (vii) It arises out of a sale to a customer on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis; or

                  (viii) The Bank believes, in its sole judgment, that collection of such Account Receivable is insecure or that such Account Receivable may not be paid by reason of the financial condition of the account debtor with respect thereto; or

                  (ix) The Account Receivable exceeds $500,000 and the account debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof, unless the Debtors assign their rights to payment of such Accounts Receivable to the Bank pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. ss.3727 et seq.); or

                  (x) The goods giving rise to such Account Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account Receivable have not been performed by the Debtor and accepted by the account debtor; or

                  (xi) The Account Receivable exceeds a credit limit for the account debtor with respect thereto determined by the Bank, in its sole discretion, at any time or time hereafter, to the extent such Account Receivable exceeds such limit.

         Eligible Inventory shall mean Inventory (as such term is defined in the Security Agreements) of the Debtors, determined on a FIFO basis, valued at the lower of cost or market value, which is located in the United States of America (or is in transit to the United States of America, provided that the Debtor shall have delivered to the Bank shipping documents, in form and substance satisfactory to the Bank, with respect thereto) and which, in the sole judgment of the Bank, is not unmerchantable or obsolete and which the Bank, in its sole discretion, shall deem Eligible Inventory, based on such credit and collateral considerations as the Bank may deem appropriate.

         Environmental Legislation shall have the meaning assigned to such term in Section 5.12.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

         ERISA Affiliate shall mean any trade or business (whether or not incorporated) which is a member of a group of which either Debtor is a member and which is under common control within the meaning of Sections 414(b) and 414(c) of the Code, and the regulations promulgated thereunder.

         Eurodollar Loan shall mean any Loan when and to the extent the interest rate therefor is determined on the basis of the Eurodollar Rate.

         Eurodollar Rate shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Bank to be equal to the quotient of (i) the arithmetic mean, as calculated by the Bank, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Bank two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the Eurodollar Loan which shall be made by the Bank and outstanding during such Interest Period divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period.

         Event of Default shall have the meaning assigned to such term in
Article VII.

         Final Maturity Date shall mean the later to occur of (i) the Term Loan Maturity Date and (ii) the Revolving Credit Maturity Date.

         Financial Officer shall mean, with respect to any Person, Chairman of the Board, President, Executive Vice President, Treasurer, Chief Financial Officer, Vice President-Finance, or Controller thereof.

         Gendex shall mean the Gendex Medical Division of Dentsply International, Inc.

         Gendex Acquisition shall mean the acquisition by Gendex-DMI of certain assets of Gendex.

         Gendex-DMI shall mean Gendex-Del Medical Imaging Corp., a Delaware corporation and a wholly-owned subsidiary of Del.

         Gendex-DMI Security Agreement shall mean the security agreement dated as of the Restatement Date made by Gendex-DMI as Grantor for the benefit of the Bank in substantially the form of Exhibit C, as such may be amended, modified or restated from time to time.

         Gendex Purchase Agreement shall mean the purchase agreement among Del, Gendex-DMI and Dentsply pursuant to which Gendex-DMI shall acquire from Dentsply certain assets of Gendex.

         General Intangibles shall mean all personal property other than goods, accounts, chattel paper, documents, instruments, and money, and shall specifically include things in action, patents, patent applications, copyrights, trade names and trademarks and the goodwill of the business symbolized thereby, and federal, state, and local tax refund claims of all kinds and all right, title and interest therein and thereto, and all benefits thereunder.

         Grantor shall mean any Grantor as defined in the Security Agreements.

         Governmental Authority shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

         Guarantee shall mean any obligation, contingent or otherwise, of any person guaranteeing or having the economic effect of guaranteeing any Indebtedness or obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

         Indebtedness shall mean, with respect to any person, (i) all obligations of such person for borrowed money, or with respect to advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue, (v) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (vi) all obligations of such person with respect to interest rate or currency protection agreements,
(vii) all obligations of such person as an account party under any letter of credit or in respect of bankers' acceptances, (viii) all Indebtedness of any third party secured by property or assets of such person (regardless of whether or not such person is liable for repayment of such Indebtedness), (ix) all Guarantees of such person, (x) the redemption price of all redeemable preferred stock issued after the date hereof of such person, but only to the extent that such stock is redeemable at the option of any holder or requires sinking fund or similar payments at any time prior to the Final Maturity Date and (xi) any withdrawal or other liability incurred under ERISA by such person (or, if such person is a Debtor, the Debtor and its ERISA Affiliates) to a Multiemployer Plan.

         Indemnification Agreement shall mean collectively the letter of indemnity dated July 31, 1992 made by Del and RFI for the benefit of the Bank and the Modification and Reaffirmation of Indemnity, as such may be further amended or modified, or restated, from time to time.

         Interest Expense shall mean, with respect to any person for any period, the interest expense of such person during such period determined in accordance with generally accepted accounting principles applied on a consistent basis, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any Capitalized Lease Obligation allocable to interest expense and
(iv) all fixed or calculable dividend payments on preferred stock.

         Interest Expense Coverage Ratio shall mean with respect to any Debtor the ratio of (i) EBITDA (minus Capital Expenditures) of such Debtor for the four most recent consecutive fiscal quarters ending on or prior to the date of determination to (ii) the aggregate Interest Expense of such Debtor of such four-quarter period.

         Interest Measurement Date shall mean the last day of each fiscal quarter of Del.

         Interest Period shall mean, with respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as a Debtor may select pursuant to Section 2.4(c), on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, or for such shorter period that a Debtor may so select, when and if the Bank shall, in its discretion, make such period available, provided that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

         L/C Issuance Notice is defined in Section 2.14.2 hereof.

         Leasing Facility shall mean any and all financial accommodations now or hereafter made by Chase Leasing to any of the Debtors pursuant to a master lease agreement between such Debtor and Chase Leasing and any equipment schedules executed in connection therewith.

         Lending Office shall mean, for each type of Loan, the lending office of the Bank (or of an affiliate of the Bank) designated by the Bank as the office by which its Loans of such type are to be made and maintained.

         Letter of Credit of a Person shall mean a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, and shall include a Standby Letter of Credit and a Sight Letter of Credit.

         Letter of Credit Facility is defined in Section 2.14.1 hereof.

         Letter of Credit Obligation shall mean, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Debtors to the Bank with respect to Letters of Credit, including the sum of (i) the Reimbursement Obligations; (ii) the aggregate undrawn face amount of outstanding Standby Letters of Credit; and (iii) the aggregate undrawn face amount of outstanding Sight Letters of Credit.

         Leverage Ratio shall mean the ratio of Consolidated Total Liabilities minus Subordinated Debt to Consolidated Tangible Net Worth plus Subordinated Debt.

         Lien shall mean, with respect to any asset, (i) any mortgage, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset, (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities or (iv) any other right of or arrangement with any creditor to have his claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

         Loans shall mean the Term Loan, the Revolving Credit Loan, the Letter of Credit Facility or any or all of them, as the context may required.

         Margin shall have the meaning assigned such term in Section 2.4(d), with respect to the Term Loan, and in Section 2.4(e), with respect to Revolving Credit Loans.

         Margin Stock shall have the meaning assigned such term in Regulation U.

         Modified and Restated Credit Agreement shall mean the Modified and Restated Credit Agreement, dated May 10, 1994, as amended, among the Bank, Del, RFI, Dynarad, Bertan High Voltage, and Del Medical; all references to the Modified and Restated Credit Agreement contained in any Credit Documents other than this Agreement shall mean the Modified and Restated Credit Agreement as restated in this Agreement and as such may be further amended, modified or restated from time to time.

         Modification and Reaffirmation of Indemnity shall mean the Modification and Reaffirmation of Indemnity substantially in the form of Exhibit H, made by the Debtors for the benefit of the Bank, and dated the Restatement Date, as such may be amended, modified or restated from time to time.

         Mortgage shall mean the mortgage dated December 7, 1989, made by the Town of Islip to Oesterreichische Laenderbaenk, A.G., Grand Cayman Branch, and recorded in the Suffolk County Clerk's office on December 15, 1989 in Liber 15639 of Mortgages at Page 7, as modified by (i) modification and extension agreement dated December 12, 1989 by and between RFI Corporation and Oesterreichische Laenderbaenk, A.G.; (ii) Mortgage Modification Agreement dated as of July 31, 1992 by and between RFI and the Bank; (iii) Mortgage Modification Agreement No. 2 dated as of June 10, 1993 by and between RFI and the Bank, and recorded in the aforesaid Clerk's office on March 3, 1994 in Liber 18781 at Page 859; (iv) Mortgage Modification Agreement No. 3; and (v) all amendments and modifications thereto and restatements thereof hereafter made.

         Mortgage Modification Agreement No. 3 shall mean the mortgage modification agreement dated May 10, 1994 by and between RFI and the Bank, modifying the Mortgage.

         Mortgagor shall mean RFI.

         Multiemployer Plan shall mean any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which any Debtor or any ERISA Affiliate thereof is making or accruing any obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         Net Income with respect to any person for any period shall mean the aggregate net income (or net loss) of such person for such period equal to net revenues and other proper income less the aggregate for such person of any and all items that are treated as expenses (including taxes based on income), but excluding from the definition of Net Income any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, all treated, computed and calculated in accordance with generally accepted accounting principles applied on a consistent basis.

         Net Worth shall mean with respect to any Person at any time (i) the sum of such Person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings, paid-in capital from the exercise of stock options and any other account which, in accordance with generally accepted accounting principles applied on a consistent basis, constitutes stockholders' equity, less (ii) treasury stock.

         Note or Notes shall mean the Term Note and/or the Revolving Credit Note, as the context may require.

         Obligations shall mean the obligations of the Debtors in respect of the due and punctual payment of the principal of and interest on each of the Notes, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise, and all other monetary obligations of the Debtors to the Bank under this Agreement, each of the Security Documents and in connection herewith and therewith, including without limitation all Letter of Credit Obligations.

         PBGC shall mean the Pension Benefit Guaranty Corporation.

         Person shall mean any natural person, corporation, business trust, association, company, joint venture, partnership or government or any agency or political subdivision thereof.

         Plan shall mean any employee plan which is subject to the provisions of Title IV of ERISA and which is maintained (in whole or in part) for employees of either Debtor, or any Grantor.

         Prepaid Expenses shall mean with respect to any Debtor at any date the aggregate amount of all assets of such Debtor which would be classified as prepaid expenses at such date, computed and calculated in accordance with generally accepted accounting principles applied on a consistent basis.

         Prime Rate shall mean that rate of interest from time to time announced by the Bank at the Principal Office as its prime commercial lending rate.

         Reaffirmation of Modified and Restated Non-Competition Undertaking shall mean the Modified and Restated Non-Competition Undertaking substantially in the form of Exhibit I, made by Leonard A. Trugman for the benefit of the Bank and dated the Restatement Date, as such may be amended, modified or restated from time to time.

         Regulation D shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         Regulation G shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         Regulation T shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder and thereof.

         Regulation U shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         Regulation X shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder.

         Regulatory Change shall mean any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         Reimbursement Agreement shall mean a letter of credit application or security and reimbursement agreement in substantially the form of Exhibit N hereto (or such other forms thereof as the Bank may employ in the ordinary course of business for its own account), with such modifications thereto as may be agreed upon by the Bank and the Debtors; provided, however, in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

         Reimbursement Obligations shall mean, at any time, the aggregate of the obligations of the Debtors to the Bank in respect of all unreimbursed drawings under all Reimbursement Agreements.

         Reportable Event shall mean a Reportable Event as defined in Section 4043(b) of ERISA.

         Reserve Requirement shall mean, for any Interest Period for any Eurodollar Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Rate" in this
Section 1.01 or (ii) any category of extensions of credit or other assets which include Eurodollar Loans.

         Responsible Officer shall mean, with respect to any person, any executive officer, or the chief financial officer, treasurer, or controller, of such person.

         Restatement Date shall mean March 5, 1996.

         Revolving Credit Commitment shall mean the Revolving Credit Commitment of the Bank as set forth in Section 2.3.

         Revolving Credit Commitment Period shall mean the period from and including the date hereof to, but not including, the Revolving Credit Maturity Date.

         Revolving Credit Loan shall have the meaning assigned to such term in
Section 2.2.

         Revolving Credit Maturity Date shall mean March 31, 2000.

         Revolving Credit Note shall mean the replacement revolving Credit note dated the Restatement Date, executed and delivered by the Debtors in substantially the form of Exhibit B hereto, as such may be amended, modified or restated from time to time.

         RFI shall mean RFI Corporation, a Delaware corporation and a wholly-owned subsidiary of Del.

         RFI Real Property shall mean the real property located in Bay Shore, Long Island, owned in fee simple by RFI and which is subject to the Mortgage, the Subordinate Mortgage, and the Third Mortgage.

         RFI Security Agreement shall mean the Modified and Restated Security Agreement dated May 10, 1994, made by RFI as Grantor for the benefit of the Bank, as such may be amended, modified or restated from time to time.

         Security Agreement shall mean each of the Del Security Agreement, the RFI Security Agreement, the Dynarad Security Agreement, the Bertan Security Agreement, the Del Medical Security Agreement, and the Gendex-DMI Security Agreement.

         Security Documents shall mean all of the Security Agreements, the Mortgage, the Subordinate Mortgage, the Third Mortgage, the Subordination Agreement, the assignment of key-man life insurance referred to in Section 5.3, the Indemnification Agreement, and any other instrument or document given as security for the Obligations, as such may be amended, modified or restated from time to time.

         Sight Letter of Credit shall mean any sight Letter of Credit issued by the Bank at the request of the Debtors and for the account of the Debtors in accordance with Section 2.14 hereof.

         Solvent when used in respect to any person, means that:

         1. The present fair saleable value of such person's assets is in excess of the total amount of its liabilities (including contingent liabilities); and

         2. Such person is able to pay its debts as they become due.

         Standby Letter of Credit shall mean any standby Letter of Credit issued by the Bank at the request of the Debtors and for the account of the Debtors in accordance with Section 2.14 hereof.

         Subordinate Mortgage shall mean the mortgage dated May 10, 1994 made by RFI to the Bank in the principal amount of $1,257,358.00, recorded in the Suffolk County Clerk's Office on June 2, 1994 in Liber 18827 of Mortgages at page 154, as such may be amended, modified or restated from time to time.

         Subordinated Debt shall mean the Debt evidenced by the Subordinated
Note.

         Subordinated Note shall mean the note in the original principal amount of $1,800,000.00, given by Del and/or Gendex-DMI to Dentsply as partial consideration for the Gendex Acquisition, as such may be amended, modified or restated from time to time with the consent of the Bank.

         Subordination Agreement shall mean the subordination agreement in the form of Exhibit XX hereto executed by the holder of the Subordinated Note.

         Subsidiary shall mean, with respect to any person (the "parent"), any corporation, association or other business entity of which securities or other ownership interest representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         Term Loan shall have the meaning assigned to such term in Section 2.1.

         Term Loan Increased Amount shall mean $5,553,562.00.

         Term Loan Maturity Date shall mean April 30, 2001.

         Term Note shall mean the replacement term note dated the Restatement Date executed and delivered by the Debtors, in substantially the form of Exhibit A hereto, as such may be amended, modified or restated from time to time.

         Termination Date shall mean the Revolving Credit Maturity Date, with respect to Revolving Credit Loans, and the Term Loan Maturity Date, with respect to the Term Loan.

         Third Mortgage shall mean the subordinate mortgage dated the Restatement Date made by RFI to the Bank in the principal sum of $500,000.00, in substantially the form of Exhibit F, to be recorded in the Suffolk County Clerk's Office, as such may be modified from time to time.

         Total Liabilities shall mean with respect to any person, the total of all items which would properly be included as liabilities on a balance sheet prepared in accordance with generally accepted accounting principles, but not including capital stock, additional paid in capital, capital surplus, treasury stock, retained earnings, minority interest and contingency reserves.

         Transactions shall have the meaning assigned such term in Section 3.2.

         Variable Rate shall mean, for any day, the higher of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York one Business Day in arrears, plus 1/2 of 1% and (ii) the Prime Rate.

         Variable Rate Loan(s) shall mean any Loan, or portion thereof, when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.

         Warrant shall mean the warrant issued to Chase Manhattan Investment Holdings, Inc., dated as of May 10, 1994, as amended, modified or restated from time to time, to purchase a number, specified in the Warrant, of common shares of Del delivered as an Advisory Fee pursuant to Section 2.7.

         Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States applied on a basis consistent with those used in preparing the financial statements referred to in
Section 5.5; provided, however, that each reference in Article VI hereof, or in the definition of any term used in Article VI hereof, to generally accepted accounting principles shall mean generally accepted accounting principles as in effect on the date hereof.

II.      THE LOANS

         2.1 Term Loan. The Bank has heretofore made two term loans to the Debtors, the aggregate outstanding principal balance of which is, as of the Restatement Date, $4,446,438.00. Subject to the terms and conditions of this Agreement, the Bank agrees to increase and combine the term loans to form one term loan in the amount of $10,000,000 (the "Term Loan").

         2.2 Revolving Credit Commitment. Subject to the terms and conditions hereof, the Bank agrees to make Revolving Credit Loans (the "Revolving Credit Loans") to the Debtors from time to time during the Revolving Credit Commitment Period which in the aggregate of the principal amount thereof at any one time outstanding shall not exceed an amount (the "Revolving Credit Loan Limit") which is equal to the lesser of (i) FOURTEEN MILLION AND 00/100 ($14,000,000.00) DOLLARS minus the amount of the Letter of Credit Obligations or (ii) the Borrowing Base minus the amount of the Letter of Credit Obligations. The determination of the Revolving Credit Loan Limit shall be made monthly based upon the most recent Borrowing Base Certificate delivered to the Bank. Within the foregoing limits, during the Revolving Credit Commitment Period, the Debtors may use the Revolving Credit Commitment for obtaining Revolving Credit Loans by borrowing, paying, repaying in whole or in part and re-borrowing on a revolving basis, all in accordance with the terms and conditions hereof. The Debtors shall have the right to reduce or terminate the amount of the unused Revolving Credit Commitment at any time or from time to time, provided that: (a) the Debtors shall have given notice of each such reduction or termination to the Bank as provided in Section 2.15; and (b) each partial reduction shall be in an aggregate amount at least equal to $100,000.00. The Revolving Credit Commitment once reduced or terminated may not be reinstated.

         2.3 Notes

                   (a) Term Loan. The Term Loan shall be evidenced by a replacement promissory note of the Debtors substantially in the form of Exhibit A hereto with appropriate insertions (the "Term Note") payable to the order of the Bank and dated the Restatement Date. The principal amount of the Term Note shall be payable in 20 consecutive quarterly installments, payable on the last business day of each fiscal quarter of Del, commencing August 2, 1996 and continuing thereafter until the entire unpaid principal balance of the Term Note, together with all accrued and unpaid interest, shall be paid in full on the Term Loan Maturity Date. The first through the eighth of the foregoing payments of principal shall be in the amount of $375,000.00 each, the ninth through twelfth such payments shall be in the amount of $500,000 each, and the thirteenth through twentieth (final) such payments shall be in the amount of $625,000 each. The Term Loan, or portions thereof, subject to limitations set forth in Section 2.4(c) and Section 2.16 hereof, may be outstanding as Variable Rate Loans or Eurodollar Loans.

                   (b) Revolving Credit Loans. The Revolving Credit Loans made by the Bank pursuant to Section 2.2 hereof shall be evidenced by a promissory note of the Debtors substantially in the form of Exhibit B hereto, dated the

Restatement Date, with appropriate insertions (the "Revolving Credit Note"), payable to the order of the Bank and representing the obligation of the Debtors to pay the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank, with interest thereron as hereinafter prescribed. The outstanding principal balance of the Revolving Credit Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Credit Maturity Date. Revolving Credit Loans may be outstanding as Variable Rate Loans or Eurodollar Loans.

                   (c) Endorsement. The Bank is hereby authorized by the Debtors to endorse on the schedule attached to each Note held by it the amount of each Loan, the amount of such Loan, if any, to which a Eurodollar Rate applies, the rate of interest if a Eurodollar Rate applies, and the period during which such Eurodollar Rate applies and each payment of principal amount received by the Bank on account of each Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Debtors under this Agreement or the Notes held by the Bank.

         2.4 Interest.

                   (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from the Restatement Date to but excluding the date such Loan is due at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate plus the applicable Margin, and (ii) for a Eurodollar Loan, at a fixed rate equal to the Eurodollar Rate plus the applicable Margin. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. After any stated or accelerated maturity thereof, each Note shall bear interest (computed daily on the basis of a 360-day year for actual days elapsed) at a rate of one percent (1%) per annum in excess of the rate hereinbefore provided for. In no event shall interest be payable at a rate which is in excess of the maximum rate of interest permitted under applicable law.

                   (b) The interest rate on each Variable Rate Loan shall change when the Variable Rate changes.

                   (c) Subject to the terms and conditions of this paragraph and elsewhere in this Agreement, the Debtors may convert any Loan or portion thereof to a Eurodollar Loan. In the case of each Eurodollar Loan, the Debtors shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitations: (A) no Interest Period may extend beyond the Termination Date; and (B) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Business Day. Eurodollar Loans shall not be available to the Debtors at such times or in such amounts as would require prepayment of a Eurodollar Loan in order to satisfy the amortization requirements set forth in Exhibit A of the Term Note. No Eurodollar Loan (Eurodollar Loans having different Interest Periods at the same time hereunder being deemed separate Eurodollar Loans) may be in an amount less than $250,000.00 (or the U.S. Dollar equivalent). Upon notice to the Bank as provided in Section 2.15, the Debtors may renew any Eurodollar Loan on the last day of the Interest Period therefor as a Eurodollar Loan with an Interest Period of the same or different duration in accordance with the limitations provided above. If the Debtors shall fail to give notice to the Bank of such a renewal, such Eurodollar Loan shall automatically become a Variable Rate Loan on the last day of the current Interest Period.

                   (d) The Margin that shall apply to the Term Loan is set forth below and is based on the Debtors' Consolidated Interest Expense Coverage Ratio for the six-month period ending on the most recent Interest Measurement Date and the Debtors' Leverage Ratio on the most recent Interest Measurement Date, as reported in the applicable financial statement provided to the Bank pursuant to
Section 5.5 hereof:


                     Criteria                     Variable Rate:   Eurodollar
-----------------------------------------------   Margin:          Margin:
Leverage Ratio                Interest Coverage   Basis Points     Basis Points
                              Ratio
-----------------             -----------------   --------------   ------------

Greater than 1.50   and/or    Less than 3.00 to       25              275
to 1.00                               1.00

Equal to or less     and      Equal to or             0               250
than 1.50 to 1.00             greater than 3.00
                              to 1.00 but less
                              than 3.50 to 1.00

Equal to or  less    and      Equal to or             0               200
than 1.25 to 1.00             greater than 3.50
                              to 1.00 but less
                              than 4.00 to 1.00

Equal to or less     and      Equal to or             0               175
than 1.00 to 1.00             greater than 4.00
                              to 1.00

For each Variable Rate Loan, Variable Rate Margin adjustments resulting from such calculations shall become effective on the day following the date on which such calculations shall have been accepted by the Bank. For each Eurodollar Loan, Eurodollar Margin adjustments resulting from such calculations shall become effective as to Interest Periods that commence after the date that such calculations shall have been accepted by the Bank and shall be fixed for the entirety of such Interest Period.

                  (e) The Margin that shall apply to the Revolving Credit Loans is set forth below and is based on the Debtors' Consolidated Interest Coverage

Ratio for the six-month period ending on the most recent Interest Measurement Date and the Debtors' Leverage Ratio on the most recent Interest Measurement Date, as reported in the applicable financial statement provided to the Bank pursuant to Section 5.5 hereof:


                     Criteria                     Variable Rate:   Eurodollar
-----------------------------------------------   Margin           Margin:
Leverage Ratio                Interest Coverage   Basis Points     Basis Points
                              Ratio
-----------------             -----------------   --------------   ------------
Greater than 1.50    and/or   Less than 3.00 to        0              250
to 1.00                       1.00

Equal to or less       and    Equal to or              0              225
than 1.50 to 1.00             greater than 3.00
                              to 1.00 but less
                              than 3.50 to 1.00

Equal to or  less      and    Equal to or              0              175
than 1.25 to 1.00             greater than 3.50
                              to 1.00 but less
                              than 4.00 to 1.00

Equal to or less       and    Equal to or              0              150
than 1.00 to 1.00             greater than 4.00
                              to 1.00

For each Variable Rate Loan, Variable Rate Margin adjustments resulting from such calculations shall become effective on the day following the date on which such calculations shall have been accepted by the Bank. For each Eurodollar Loan, Eurodollar Margin adjustments resulting from such calculations shall become effective as to Interest Periods that commence after the date that such calculations shall have been accepted by the Bank and shall be fixed for the entirety of such Interest Period.

                   (f) Accrued interest shall be due and payable in arrears upon any payment of principal or conversion and (i) for each Variable Rate Loan, on the first day of each calendar month, commencing the first such date after such Loan and (ii) for each Eurodollar Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period provided that interest accruing after any stated or accelerated maturity of a Note shall be due and payable from time to time on demand of the Bank.

         2.5 Procedure for Revolving Credit Borrowing. The Debtors may borrow under the Revolving Credit Commitment during the Revolving Credit Commitment Period on any Business Day by giving the Bank written or facsimile notice of a request for a Revolving Credit Loan hereunder setting forth the amount of the Revolving Credit Loan requested and the date thereof. Except for borrowings which exhaust the full remaining amount of the Revolving Credit Commitment and except for Eurodollar Loans, each borrowing under the Revolving Credit Commitment shall be in an amount at least equal to $100,000. Such notice shall be sufficient if given within the time period set forth therefor in Section 2.15.

         2.6 Commitment Fee. As additional compensation for the Revolving Credit Commitment and Letter of Credit Facility provided for herein, the Debtors, jointly and severally, agree to pay the Bank a Commitment Fee during the Revolving Credit Commitment Period at a rate equal to one-quarter of one percent (.25%) per annum of the average daily unused portion of the combined (i) Revolving Credit Commitment, and, without duplication, (ii) the Letter of Credit Facility. The Commitment Fee shall be payable quarterly in arrears on the last day of each January, April, July, and October during the Revolving Credit Commitment Period and at the time of the termination of the Revolving Credit Commitment.

         2.7 Advisory Fee. As compensation for the increase in the Term Loan pursuant to Section 2.1, the Debtors, jointly and severally agree to deliver to the Bank, or its designated nominee, as an Additional Advisory Fee (a) on the Restatement Date, (i) the sum of $50,000, and (ii) an Additional Warrant, in form suitable to the Bank, to purchase 17,000 shares of Del common stock at an exercise price (the "Additional Warrant Exercise Price") equal to the lesser of
(X) the closing market price of Del common stock on the American Stock Exchange (or closing sale price, or if no sale, final bid price, on the NASDAQ National Market) on the Restatement Date or (Y) $7.00 per share, and (b) on or before December 31, 1996, in the event that Del shall not have issued additional shares of common stock between the Restatement Date and November 29, 1996, the sum of $50,000. The Additional Warrant shall be exercisable during the period set forth in the Additional Warrant Agreement.

         2.8 Regulatory Changes; Additional Fees. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, shall impose, modify, deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against Loan commitments made by the Bank and the result thereof shall be to impose upon the Bank or increase any capital requirement applicable as a result of the making or maintenance of the Bank's Revolving Credit Commitment (which imposition of or increase in capital requirements may be determined by the Bank's reasonable allocation of the aggregate of such capital impositions or increases) then, upon demand by the Bank, the Debtors, jointly and severally, agree to immediately pay to the Bank from time to time as specified by the Bank additional commitment fees which shall be sufficient to compensate the Bank for such imposition of or increases in capital requirements from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in this Agreement with respect to the Notes. Upon the occurrence of any event referred to above, a certificate setting forth in reasonable detail the amounts necessary to compensate the Bank as a result of an imposition of or increase in capital requirements submitted by the Bank to the Debtors shall be conclusive, absent manifest error or bad faith, as the amount thereof. For purposes of this Section 2.8, in calculating the amount necessary to compensate the Bank for any imposition of or increase in capital requirements, the Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen percent per annum. Anything to the contrary in this Section 2.8 notwithstanding, the Debtors shall have no liability to the Bank under this Section 2.8 with respect to any demand made by the Bank following the payment of all the Debtors' Obligations to the Bank under this Agreement.

         2.9 Prepayment of Loans.

                   (a) Subject to the terms and conditions contained in this
Section 2.9 and elsewhere in this Agreement, the Debtors shall have the right to prepay any Term Loan, at any time in whole or from time to time in part; provided that (i) each optional partial prepayment, except for prepayments which result in the prepayment of all outstanding principal of such Loan, shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000.00) and shall be applied to installments in inverse order of their maturities; (ii) in the case of a Eurodollar Loan, payment or conversion may occur only on the last day of an Interest Period for such Loan.

                   (b) If at any time the sum of (i) the Letter of Credit Obligations plus (ii) the principal amount outstanding of the Revolving Credit Loans exceeds the Borrowing Base, the Debtors shall forthwith (and in no event later than two Business Days following such determination by the Bank upon receipt of the Borrowing Base Certificate or otherwise), unless such requirement shall be waived by the Bank upon written request therefor made by the Debtors, prepay the Revolving Credit Loans as provided in (d) below in an amount which, after giving effect to such prepayment, reduces the outstanding aggregate principal balance of the Revolving Credit Loans to an amount which is equal to or less than the difference between the Borrowing Base and the Letter of Credit Obligations.

                   (c) The Debtors, prior to making a prepayment, whether mandatory or otherwise, pursuant to paragraph (a) or (b) above, shall furnish to the Bank, not later than 2:00 p.m. one Business Day prior to the date of such prepayment, a written, facsimile or tested telex notice of prepayment which shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, which shall be irrevocable and shall commit the Debtors to prepay such Loan by the amount stated therein on the date stated therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. The amount of the Term Loan prepaid may not be reborrowed.

                   (d) In the event that the Debtors prepay any Eurodollar Loan in full or in part or convert a Eurodollar Loan to another type of Loan, whether such prepayment or conversion be optional or mandatory, prior to the end of the Interest Period applicable to such Loan, such prepayment or conversion shall be accompanied by a payment to the Bank of any costs incurred by the Bank, which payment shall include, without limitation, an amount equal to the excess, if any, of (a) the aggregate amount of interest which otherwise would have accrued on the principal amount so paid for the period from and including the date of payment or conversion to but excluding the last day of such Interest Period at a rate equal to the Eurodollar Rate plus the Eurodollar Margin over (b) the amount of interest the Bank would pay (as determined by the Bank in good faith, such determination to be conclusive) on a deposit placed with the Bank on the date of such payment or conversion in an amount comparable to such principal amount and with a maturity comparable to such period. The Bank, in its sole discretion, may waive such Prepayment/Termination Fee in the event that the terminated portion of the Term Loan is replaced with a new loan facility with the Bank.

         2.10 Payments. All payments (including prepayments) to be made by the Debtors on account of principal or interest with respect to any Loan or on account of fees or any other obligations of the Debtors to the Bank hereunder shall be made to the Bank at the office of the Bank set forth in this Agreement or at such other place as the Bank may from time to time designate in writing in lawful money of the United States of America in immediately available funds without set-off or counterclaim. If any payment to be so made hereunder, or under any of the Notes, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal of any Loan, interest thereof shall be payable at the then applicable rate during such extension.

         2.11 Taxes.

                   (a) Any and all payments by the Debtors hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, in any such case imposed by the United States or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Debtors shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank,
(x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (y) the Debtors shall make such deductions, and (z) the Debtors shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                   (b) In addition, the Debtors, jointly and severally, agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement and related documents (hereinafter referred to as "Other Taxes").

                   (c) The Debtors will, jointly and severally, indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction (except as specified in clause (a)(i)) on amounts payable under this Section 2.11 paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Bank makes written demand therefor. If the Bank receives a refund in respect of any Taxes or Other Taxes for which the Bank has received payment from the Debtors hereunder, the Bank shall promptly notify the Debtors of such refund and the Bank shall, within thirty days of receipt of a request by the Debtors, repay such refund to the Debtors, provided that the Debtors, upon the request of the Bank, agree to return such refund (plus any penalties, interest or other charges) to the Bank in the event the Bank is required to repay such refund.

                   (d) Within thirty days after the date of any payment of Taxes or Other Taxes withheld by the Debtors in respect of any payment to the Bank, the Debtors will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

                   (e) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder.

         2.12 Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to (1) maintain its Revolving Credit Commitment, then upon notice to the Debtors by the Bank the Revolving Credit Commitment of the Bank shall terminate; or (2) maintain or fund its Loans, then upon notice to the Debtors by the Bank the outstanding principal amount of the Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last interest period to expire before the effective date of any such change or request.

         2.13 Increased Costs.

                   (a) The Debtors shall pay directly to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any Eurodollar Loans under this Agreement or its Note or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such

Loans by the jurisdiction in which the Bank has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Bank will notify the Debtors of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 2.13(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If the Bank requests compensation from the Debtors under this
Section 2.13(a), or under Section 2.13(c), the Debtors may, by notice to the Bank, require that the Bank's Loans of the type with respect to which such compensation is requested be converted in accordance with Section 2.16.

                   (b) Without limiting the effect of the foregoing provisions of this Section 2.13, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Debtors, the obligation of the Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such type held by the Bank then outstanding shall be converted in accordance with Section 2.16).

                   (c) Without limiting the effect of the foregoing provisions of this Section 2.13 (but without duplication), the Debtors shall pay directly to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Debtors if it is entitled to compensation pursuant to this Section 2.13(c) as promptly as practicable after it determines to request such compensation.

                   (d) The Debtors shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to any failure by the Debtors to borrow, convert into or renew a Eurodollar Rate Loan to be made, converted into or renewed by the Bank on the date specified therefor in the relevant notice under Section 2.4 or 2.15, as the case may be.

                   (e) Determinations and allocations by the Bank for purposes of this Section 2.13 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 2.13, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

         2.14 Letter of Credit.

                  2.14.1 Letter of Credit Facility. (a) During the Revolving Credit Commitment Period, the Bank agrees, upon the terms and conditions set forth in this Agreement, to issue at the request of the Debtors and for the account of the Debtors, one or more Standby Letters of Credit and/or Sight Letters of Credit which in the aggregate of the face amount thereof at any one time outstanding shall not exceed the lesser of (a) the Borrowing Base less the principal balance of all Revolving Credit Loans or (b) TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) (the "Letter of Credit Facility"), provided that the Bank shall not be under any obligation to issue, and shall not issue, any Letter of Credit if (i) any order, judgment or decree of any government authority or other regulatory body or arbitrator shall purport by its terms to enjoin or restrain the Bank from issuing any such Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from the issuance of Letters of Credit generally or any such Letter of Credit in particular or shall impose upon the Bank with respect to any such Letter of Credit any restriction or reserve or capital requirement (for which the Bank is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Bank as of the date of this Agreement and which the Bank in good faith deems material to it; or (ii) one or more of the conditions to such issuance contained in Section 4.1 is not then satisfied.

                        (b) In no event shall (i) the aggregate face amount of Letter of Credit Obligations with respect to Letters of Credit at any time exceed the lesser of (A) the Borrowing Base less the principal balance of all Revolving Credit Loans or (B) $2,000,000; (ii) the expiration date of any Letter of Credit, or the date for payment of any draft presented thereunder and accepted by the Bank, be more than twelve months after the date of issuance thereof or after the Revolving Credit Maturity Date; or (iii) the Bank issue any Letter of Credit for the purpose of supporting the issuance of any Letter of Credit by any other Person.

                  2.14.2 Procedure for Issuance. Prior to the issuance of each Letter of Credit, and as a condition of such issuance, the Debtors shall deliver to the Bank a Reimbursement Agreement, signed by the Debtors, and such other documents or items as may be required pursuant to the terms hereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Bank. Each Letter of Credit shall be issued no earlier than two Business Days after delivery of the foregoing documents, which delivery may be made by the Debtors to the Bank by telecopy, telex or other electronic means, shall be in compliance with the requirements set forth in Section 2.14.1(b), and shall specify therein (i) the stated amount of the Letter of Credit requested;
(ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day; (iii) the date on which such requested Letter of Credit is to expire, which shall be a Business Day; and (iv) the Person for whose benefit the requested Letter of Credit is to be issued. The delivery of the foregoing documents and information shall constitute an "L/C Issuance Notice" for purposes of this Agreement. Subject to the terms and conditions of this
Section 2.14 and provided that the applicable conditions set forth in Section
4.1 hereof have been satisfied, the Bank shall, on the requested date, issue a Standby Letter of Credit or Sight Letter of Credit, as the case may be, on behalf of the Debtors in accordance with the Bank's usual and customary business practices.

                  2.14.3 Payment of Reimbursement Obligations. The Debtors agree to pay to the Bank the amount of all Reimbursement Obligations owing under any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents; (ii) the existence of any claim, set-off, defense or other right which the Debtors may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Debtors and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents. Notwithstanding any provisions to the contrary in any Reimbursement Agreement, the Debtors agree to reimburse the Bank for amounts which the Bank pays under any such Letter of Credit no later than the time specified in such Reimbursement Agreement. If the Debtors do not pay any such Reimbursement Obligation when due, the Debtors shall be deemed to have immediately requested, and the Bank shall immediately be deemed to have made, without necessity of further act or evidence, a Revolving Credit Loan under this Agreement in a principal amount equal to such Reimbursement Obligation and repayable upon demand, together with interest on the principal amount of such Reimbursement Obligation remaining unpaid from time to time, payable on demand and computed from the date on which such Reimbursement Obligation arose to the date of repayment in full thereof at the rate per annum then applicable to Revolving Credit Loans. Such Reimbursement Obligation shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Revolving Credit Loan.

                  2.14.4 Nature of the Bank's Obligations. (a) As between the Debtors and the Bank, the Debtors assume all risks of the acts and omissions of, or misuse of such Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond control of the Bank.

                        (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Bank under any resulting liability to the Debtors or relieve the Debtors of any of their obligations hereunder to any such Person.

                  2.14.5 Standby Letter of Credit Fees. The Debtors hereby agree to pay the Bank a standby letter of credit fee with respect to each outstanding Standby Letter of Credit in an amount equal to one and one-half percent (1.5%) per annum of the stated face amount of each such Standby Letter of Credit. Such fees shall be calculated with respect to actual days elapsed and on the basis of a 360-day year. The fees shall be payable quarterly in arrears during the calendar year.

                  2.14.6 Sight Letter of Credit Fees. The Debtors hereby agree to pay the Bank a sight letter of credit fee with respect to each Sight Letter of Credit issued hereunder in an amount equal to one-quarter of one percent (.25%) of the stated face amount of each such Sight Letter of Credit. Each such fee shall be payable at the time of the drawdown on each such Sight Letter of Credit.

         2.15 Certain Notices. Notices by the Debtors to the Bank of each borrowing, prepayment or conversion, and each renewal hereunder shall be irrevocable and shall be effective only if received by the Bank not later than 2:00 p.m. (in the case of Variable Rate Loans) and 11:00 a.m. (in the case of Eurodollar Loans), both New York City time, and in the case of borrowings and prepayments of, conversions into and (in the case of Eurodollar Loans) renewals of (i) Variable Rate Loans, given not later than 2:00 p.m. on the date of such request; and (ii) Eurodollar Loans, given two Business Days prior thereto no later than 11:00 a.m. on the date of such request, except that notice with respect to Eurodollar Loans with Interest Periods of less than one month (when made available by the Bank) shall be given three Business Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount and type of the Loans to be borrowed, or converted, or prepaid or renewed (and, in the case of a conversion, the type of Loans to result from such conversion and, in the case of a Eurodollar Loan, the Interest Period therefor) and the date of the borrowing or prepayment, or conversion or renewal (which shall be a Business Day).

         2.16 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if:

                   (a) the Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of Eurodollar Loans as provided in this Agreement; or

                   (b) the Bank shall determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.1 upon the basis of which the rate of interest for any Eurodollar Loans is to be determined do not adequately cover the cost to the Bank of making or maintaining such Loans;

then the Bank shall give the Debtors prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Debtors shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with
Section 2.18.

         2.17 Illegality-Eurodollar Loans. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank to (a) honor its obligation to make or renew Eurodollar Loans hereunder or convert Loans of any type into Eurodollar Loans, or (b) maintain Eurodollar Loans hereunder, then the Bank shall promptly notify the Debtors thereof and the Bank's obligation to make or renew Eurodollar Loans and to convert other types of Loans into Eurodollar Loans hereunder shall be suspended until such time as the Bank may again make, renew, or convert and maintain such affected Loans and the Bank's outstanding Eurodollar Loans, as the case may be, shall be converted in accordance with Section 2.18.

         2.18 Certain Conversions Pursuant to Sections 2.13 and 2.17. If Eurodollar Loans are to be converted pursuant to Section 2.13 or 2.17, the Eurodollar Loans shall be automatically converted into Variable Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a conversion required by Section 2.13(b) or 2.17, on such earlier date as the Bank may specify to the Debtors and, unless and until the Bank gives notice as provided below that the circumstances specified in Section
2.13 or 2.17 which gave rise to such conversion no longer exist:

                   (a) to the extent that the Bank's Eurodollar Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to the Bank's Eurodollar Loans shall be applied instead to its Variable Rate Loans; and

                   (b) all Loans which would otherwise be made or renewed by the Bank as Eurodollar Loans shall be made instead as Variable Rate Loans and all Loans of the Bank which would otherwise be converted into Eurodollar Loans shall be converted instead into (or shall remain as) Variable Rate Loans.

         If the Bank gives notice to the Debtors that the circumstances specified in Section 2.13 or 2.17 which gave rise to the conversion of the Bank's Eurodollar Loans pursuant to this Section 2.18 no longer exist (which the Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans are still outstanding, the Bank's Variable Rate Loans which had been converted from Eurodollar Loans pursuant to this Section 2.18 shall be automatically re-converted to Eurodollar Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans.

         2.19 Certain Compensation. The Debtors shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to any failure by the Debtors to borrow, convert into or renew a Eurodollar Loan to be made, converted into or renewed on the date specified therefor in the relevant notice pursuant to
Section 2.15. Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment or conversion or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 2.19 shall be conclusive absent manifest error.

III.     REPRESENTATIONS AND WARRANTIES

         The Debtors, jointly and severally, represent and warrant to the Bank that:

         3.1 Organization, Corporate Power. Each of the Debtors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, assets, operations or financial condition of such Debtor. Each of the Debtors has the corporate power to execute, deliver and perform its obligations under this Agreement and the Security Documents, to borrow hereunder and to execute and deliver the Notes.

         3.2 Authorization. The execution, delivery and performance by the Debtors of this Agreement, the other Credit Documents, the Gendex Purchase Agreement and the documents and transactions related thereto, the borrowings hereunder by the Debtors, and the grant of security interests in Collateral created by the Security Documents (collectively, the "Transactions") (a) have been fully authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation or the certificate or articles of incorporation or other constitutive documents or the By-laws of any of the Debtors, (B) any order of any court, or any rule, regulation or order of any other agency or government binding upon any of the Debtors or (C) any provisions of any indenture, agreement or other instrument to which any of the Debtors or their respective properties or assets are or may be bound, (ii) be in conflict with, result in a breach of or constitute (along or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in (b)(i)(C) above or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever (other than in favor of the Bank, as contemplated by this Agreement and the Security Documents) upon any property or assets of the Debtors.

         3.3 Governmental Approvals. No registration or filing (other than the filings necessary to perfect the liens and security interests created by the Security Documents) with or consent or approval of, or other action by, any Federal state or other governmental agency, authority or regulatory body is or will be required in connection with the Transactions, other than any which have been made or obtained.

         3.4 Binding Effect. This Agreement and each of the other Credit Documents constitutes legal, valid and binding obligations of the Debtors, enforceable in accordance with their respective terms subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and the application of equitable principles in any proceeding, whether at law or in equity.

         3.5 Litigation; Compliance with Laws; etc.

                   (a) There are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of any Responsible Officer of the Debtors, threatened against or affecting any of the Debtors or the businesses, assets or rights of any of the Debtors (i) which involve any of the Transactions or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would, individually or in the aggregate, materially impair the ability of any of the Debtors to conduct business substantially as now conducted, or materially and adversely affect the businesses, assets, operations or financial condition of any of the Debtors, or impair the validity or enforceability of or the ability of any of the Debtors to perform their obligations under this Agreement or under any Credit Document.

                   (b) None of the Debtors is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulations of any court or governmental agency or instrumentality, where such violation or default would have a material adverse effect on the businesses, assets, operations or financial condition of such Debtor.

         3.6 Financial Statements.

                   (a) The Debtors have heretofore furnished to the Bank true and accurate copies of (i) Del's Annual Reports on Form 10-K for the fiscal years ended July 29, 1994 and July 28, 1995 containing balance sheets and statements of income and cash flows for Del and its then Consolidated Subsidiaries as of and for the fiscal years then ended, audited by and accompanied by the opinion of independent public accountants; (ii) Del's Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 1995 ("Del Balance Sheet Date") containing an unaudited balance sheet and statement of income and cash flow for Del and its then Consolidated Subsidiaries as of and for the fiscal quarter then ended; (iii) the certified financial statements of Gendex for the year ended December 31, 1994 and the year ended December 31, 1995. All of such balance sheets and statements of income and cash flow of Del present fairly the financial condition and results of operations of the Debtors as of the dates and for the periods indicated. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Debtors as of the dates thereof. The financial statements referred to in this Section
3.6 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                   (b) After giving effect to the Transactions, the present fair saleable value of each Debtors' assets will exceed its liabilities.

                   (c) There has been no material adverse change in the business, operations, assets or financial or other condition of business of Del and its Consolidated Subsidiaries since the date of the Del Balance Sheet Date and no material adverse change in the aggregate value of machinery, equipment and real property used in the business of any of the Debtors. Except as permitted by Section 6.5 and Section 6.7(a)(iv), no cash dividends or other distributions have been declared, paid or made upon any shares of capital stock of Del or any of its Consolidated Subsidiaries since the Del Balance Sheet Date, nor have any shares of capital stock of Del or any of its Consolidated Subsidiaries since the Del Balance Sheet Date, been redeemed, retired, purchased or otherwise acquired for value by Del or any of its Consolidated Subsidiaries.

         3.7 Federal Reserve Regulations.

                   (a) None of the Debtors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                   (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitations, Regulations G, T, U or X thereof. If requested by the Bank, the Debtors shall furnish to the Bank a statement on Federal Reserve Form U-1 referred to in said Regulation U.

         3.8 Taxes. Each of the Debtors has filed or caused to be filed all Federal, state, local and foreign tax returns which are required to be filed by it, on or prior to the date hereof, other than tax returns in respect of taxes that (i) are not franchises or income taxes, (ii) in the aggregate are not material and (iii) would not, if unpaid, result in the imposition of any Lien on any property or assets of such Debtor. Each Debtor has paid or caused to be paid all taxes shown to be due and payable on such filed returns or on any assessments received by it, other than (i) any taxes or assessments the validity of which such Debtor is contesting in good faith by appropriate proceedings, and with respect to which the Debtor shall to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves and (ii) taxes other than income or franchise taxes that in the aggregate are not material and which would not, if unpaid, result in the imposition of any Lien on any property or assets of such Debtor. No Debtor has as of the date hereof requested or been granted any extension of time to file and Federal, state, local or foreign tax return.

         3.9 Employee Benefit Plans. Each of the Debtors is in compliance in all material respects with those provisions of ERISA and the regulations and public interpretations thereunder which are applicable to it. As of the date hereof, no Reportable Event has occurred with respect to any plan, and no material unfunded vested or unvested liabilities exist under the Plan. Each Debtor's potential liability for withdrawal from all union plans to which it contributes does not exceed $-0-. No Debtor has incurred any accumulated funding deficiencies with respect to any Plan or any "withdrawal of liability" as defined under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan.

         3.10 Accuracy and Completeness of Information. All information, reports, financial statements, exhibits or schedules furnished by or on behalf of the Debtors to the Bank in connection with any of the Transactions or this Agreement or the other Credit Documents were, at the time so furnished, and are, complete and correct in all material respects to the extent necessary to give the Bank a complete and accurate knowledge of the subject matter, except to the extent that any such information, report, financial statement, exhibit or schedule has been superseded or corrected in any information, reports, financial statements, exhibits or schedules furnished by or on behalf of the Debtors to the Bank prior to the date of this Agreement. The representations and warranties contained in this Agreement and in the other Credit Documents shall not be affected or deemed waived by reason of the fact that the Bank knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         3.11 Investment Company Act; Public Utility Holding Company Act. None of the Debtors is an "investment company" as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. None of the Debtors is a "holding company" as that term is defined in, or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

         3.12 Security Interest. Each of the Security Documents creates and grants to the Bank a legal, valid and perfected security interest in the Collateral identified therein. Such Collateral or property is not subject to any other lien or security interest whatsoever, except Liens permitted by Section 6.1.

         3.13 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used only for working capital; the proceeds of the Term Loan Increased Amount shall be used only for costs associated with the Gendex Acquisition pursuant to the terms of a contract which is in all material respects similar to the draft submitted to and reviewed by the Bank prior to the Restatement Date.

         3.14 Subsidiaries. As of the Restatement Date, no Debtor has any subsidiaries, except that Del owns all of the outstanding capital stock of RFI, Dynarad, Bertan High Voltage, Del Medical, and Gendex-DMI free and clear of all Liens. All such shares of the capital stock of RFI, Dynarad, Bertan High Voltage, Del Medical, and Gendex-DMI have been duly authorized and validly issued and are fully paid and non-assessable.

         3.15 Title to Properties; Possession Under Leases; Trademarks.

                   (a) Each Debtor has good and marketable title to, or a valid leasehold interest in all of its properties and assets shown on the most recent balance sheet referred to in Section 3.6(a), and each Debtor has good and marketable title to, or a valid leasehold interest in all properties and assets acquired since the date of such balance sheet except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title that do not interfere with the ability of such Debtor to conduct its business as now conducted. All such properties and assets are free and clear of all Liens other than those permitted by Section 6.1.

                   (b) Each Debtor has complied with all obligations under all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each Debtor enjoys peaceful and undisturbed possession under all such leases.

                  (c) Each Debtor owns or controls all trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses which are necessary for the conduct of its business. To the best knowledge of each Debtor, it is not infringing upon or otherwise acting adversely to any trademarks, trademark rights, trade names, trade name rights, copyrights, patent rights or licenses owned by any other person or persons. There is no claim or action by any such other person pending, or to the knowledge of each Debtor threatened, against it with respect to any of the rights of property referred to in this Section 3.15(c).

         3.16 Solvency.

                   (a) On the Restatement Date, the fair saleable value of the assets of each of the Debtors will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of each such Debtor, as they mature.

                   (b) On the Restatement Date, the assets of each of the Debtors will not constitute unreasonably small capital for each such Debtor to carry out its business as now conducted and as proposed to be conducted including the capital needs of each such Debtor, taking into account the particular capital requirements of the businesses conducted by each such Debtor, and projected capital requirements and capital availability thereof.

                   (c) No Debtor intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each such Debtor, and of amounts to be payable on or in respect of the debt of each such Debtor). The cash flow of each of the Debtors, after taking into account all anticipated uses of the cash of each such Debtor, will at all times be sufficient to pay all such amounts on or in respect of debt of each such Debtor when such amounts are required to be paid.

                   (d) No Debtor believes that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of each of the Debtors, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

         3.17 Affiliates; Other Names. Exhibit D hereto states the correct name of each of the Affiliates of the Debtors, its jurisdiction of incorporation and the nature of the affiliation. Exhibit D also sets forth a list of each name under which each Debtor has conducted or intends to conduct its businesses.

         3.18 Restrictions of Debtors. No Debtor is a party to or bound by any contract or agreement, or is subject to any charter or other corporate restrictions, which materially and adversely affects its business as now conducted or to be conducted after the Restatement Date. No Debtor is a party to or bound by any contract or agreement, other than this Agreement, which restricts its right or ability to incur Indebtedness. No Debtor has agreed or consented to cause or permit (upon the happening of any contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.1 hereof.

         3.19 Gendex Purchase Agreement. (i) The execution, delivery and performance by Del and Gendex-DMI of the Gendex Purchase Agreement and the documents and instruments executed in connection therewith, have been authorized by all necessary action on the part of Del and Gendex-DMI, (ii) the Gendex Purchase Agreement constitutes the valid and binding obligation of Del and Gendex-DMI enforceable in accordance with its terms and is in full force and effect without default or waiver of any of the conditions thereunder, and (iii) there are no governmental consents, filings, approvals, or notices required to be made or obtained in connection with the execution, delivery and performance of the Gendex Purchase Agreement by Del and Gendex-DMI except as such have been duly obtained, made or delivered.

         3.20 Labor Matters. None of the Debtors has experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreements and, to the best of knowledge of the Debtors, no such strike, dispute, slowdown or work stoppage against any Debtor has been threatened or is anticipated.

         3.21 Dentsply/Gendex Representations. The Bank acknowledges that simultanously with the execution of this Agreement, Gendex-DMI shall acquire certain assets of Dentsply pursuant to the Gendex Purchase Agreement (and that prior to the consummation of such agreement, Gendex-DMI shall have no assets or liabilities of its own), and that the representations and warranties made in this Agreement with respect to Dentsply or Dentsply's assets and liabilities and Gendex and Gendex's assets and liabilities by Del and Gendex-DMI are not based upon the personal knowledge of Del or of Gendex-DMI. The Bank further acknowledges that should any such representations and warranties with respect to Dentsply or Gendex be untrue or inaccurate as of the date hereof, such representations and warranties were not made with the intention to mislead or defraud the Bank. Del or Gendex-DMI shall immediately inform the Bank of any untrue or inaccurate representations and warranties, if any, as soon as same shall come to its attention.

IV.      CONDITIONS OF CREDIT EVENTS

         The obligation of the Bank to make a Loan on the occasion of each Credit Event shall be subject to the satisfaction of the following conditions:

         4.1 All Credit Events. On each date on which a Credit Event is to occur:

                   (a) The Bank shall have received a notice of borrowing as required by Section 2.5.

                   (b) The representations and warranties set forth in this Agreement and in any documents delivered herewith, including, without limitation, the Security Documents, shall be true and correct with the same effect as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date).

                   (c) Each of the Debtors shall be in compliance with all the terms and provisions contained herein on its part to be observed or performed, and at the time of and immediately after such borrowing no Event of Default or event which with notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

                   (d) The Bank shall have received certificates signed by a Responsible Officer of each Debtor as to the compliance with (b) and (c) above.

         4.2 First Borrowing under this Agreement. The obligations of the Bank to enter into this Agreement and to make or provide any Credit Facility to any of the Debtors are subject to the satisfaction of the following additional conditions on or before the Restatement Date:

                   (a) The Bank shall have received the favorable written opinion of Tashlik, Kreutzer & Goldwyn P.C., counsel for the Debtors, with respect to this Agreement, the Gendex Acquisition, and the Additional Warrants, which opinion shall be substantially in the form of Exhibits L-1 and L-2 hereto, dated the Restatement Date, addressed to and satisfactory to the Bank.

                   (b) The Bank shall have received (i) copies of the certificate or articles of incorporation, as amended, of each of the Debtors, certified as of a recent date by the Secretary of State or other appropriate official of the state of its incorporation, and a certificate as to the good standing of each of the Debtors from such Secretary of State or other official, in each case dated as of a recent date; (ii) a certificate of the Secretary of each of the Debtors, dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of its Bylaws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of a resolution adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party and the borrowings hereunder, and that such resolution has not been modified, rescinded or amended and is in full force and effect, (C) that its certificate or articles of incorporation has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each of its officers executing this Agreement, the Notes and the Security Documents or any other document delivered in connection herewith or therewith; (iii) a certificate of another of its officers as to incumbency and signature of its Secretary; and (iv) such other documents as the Bank may reasonably request.

                   (c) The Bank shall have received certificates dated the Restatement Date and signed by a Financial Officer of each of the Debtors, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.1 and the conditions set forth in this Section 4.2.

                   (d) The Bank shall have received the Replacement Term Note and the Replacement Revolving Credit Note duly executed by the Debtors payable to its order and otherwise complying with the provisions of Section 2.

                   (e) The Bank shall have received each Security Agreement duly executed by its respective Grantor.

                   (f) The Bank shall have received the Third Mortgage duly executed for recording by RFI, along with all other documents required in order to record the Third Mortgage.

                   (g) The Bank shall have received a title policy issued by a title company acceptable to the Bank insuring the Third Mortgage as a third mortgage on the RFI Property subordinate only to the Mortgage and the Subordinate Mortgage and containing no exceptions other than those approved by the Bank.

                   (h) The Bank shall have received the Modification and Reaffirmation of Indemnification.

                   (i) The Bank shall have received the Affirmation of Modified and Restated Non-Competition Undertaking duly executed by Leonard A. Trugman.

                   (j) The Bank shall have received the results of a search of the Uniform Commercial Code filings made with respect to each Debtor in the jurisdictions in which Uniform Commercial Code filings have been made against the Debtors, satisfactory to the Bank, listing all effective financing statements which name as debtor any of the Debtors, together with copies of such financing statements, and accompanied by a certificate signed by a Responsible Officer of each of the Debtors, satisfactory to the Bank, stating that each lien indicated in any such financing statement is permitted under Section 6.1.

                   (k) Each document (including, without limitation, each Uniform Commercial Code financing statement), required by law or reasonably requested by the Bank to be filed, registered or recorded in order to create in favor of the Bank a perfected first security interest in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested (or, if not so filed, registered or recorded, then properly executed and otherwise ready for such filing, registration or recordation).

                   (l) The Bank shall have received in form and substance satisfactory to it evidence of insurance required by the terms of Section 5.3 hereof.

                   (m) The Bank shall have had the opportunity, if it so chooses, to examine the books of account and other records and files of the Debtors and to make copies thereof, and the results of such examination shall have been satisfactory to the Bank in all respects.

                   (n) The Bank shall have received evidence in form and substance satisfactory to it that after giving effect to the Transactions and consummation of the Gendex Purchase Agreement, the Consolidated Tangible Net Worth of the Debtors is at least $15,400,000.

                   (o) The Bank shall have received a copy of the final executed Gendex Purchase Agreement, which shall be, in all material respects, similar to the draft submitted to and reviewed by the Bank prior to the Restatement Date.

                   (p) The Bank shall have received the certified 1994 and 1995 financial statements for Gendex (within five Business Days following the closing of the Gendex Acquisition).

                   (q) The Bank shall have received evidence, in form and substance satisfactory to it, that the assets acquired in the Gendex Acquisition are free and clear of all Liens (or become free and clear of all Liens upon Gendex-DMI's acquisition of such assets).

                   (r) The Bank shall have received a certificate of a duly authorized officer of each of Del and Gendex-DMI stating that the Gendex Acquisition does not result in the assumption by any of the Debtors or any of their Subsidiaries or the imputation to any of the Debtors or their Subsidiaries of any liabilities or obligations of Dentsply or Gendex other than those approved by the Bank in writing.

                   (s) The Bank shall have received the results of an inbound audit at Gendex of accounts receivable, inventory and backlog, satisfactory to the Bank and performed by independent third party auditors acceptable to the Bank.

                   (t) The Bank shall have received appraisals satisfactory to the Bank of all fixed assets being acquired in the Gendex Acquisition.

                   (u) The Bank shall have received a pro forma balance sheet of the Debtors giving effect to the consummation of the Gendex Acquisition prepared by Del.

                   (v) The Bank shall have received a copy of the Subordinated Note and all agreements relating thereto to which any of the Debtors is a party.

                   (w) The Bank shall have received the Subordination Agreement, duly executed by the holder of the Subordinated Note.

                   (x) The Bank shall have received such other documents as the Bank and its counsel shall reasonably deem necessary.

                   (y) In the judgment of the Bank, no material adverse change shall have occurred in the financial conditions of the Debtors and no other material adverse change shall have occurred in the assets, properties, businesses, operations, prospects or condition of the Debtors.

                   (z) The Debtors shall have paid (or, where applicable, reimbursed the Bank for) all reasonable out of pocket costs and expenses, including, without limitation, reasonable legal fees and expenses of the Bank's counsel, McCarthy, Fingar, Donovan, Drazen & Smith, printing, reproduction, document delivery, communication, account receivable, inventory and backlog audit at Gendex, appraisal costs, costs of title insurance, mortgage recording tax, and search, filing and recording fees, incurred in connection with the preparation, review, negotiations, execution and delivery of this Agreement, the documents in connection herewith, and the offer letter preliminary hereto.

                   (aa) There shall be no default under any of the Credit Documents executed prior to the Restatement Date.

V.       AFFIRMATIVE COVENANTS

         The Debtors, jointly and severally, covenant and agree with the Bank that, so long as this Agreement shall remain in effect, or the principal of or interest on any Note, any Commitment Fee or any other fee, expense or amount payable hereunder shall be unpaid, unless the Bank shall otherwise consent in writing:

         5.1 Corporate Existence. Each Debtor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

         5.2 Business and Properties. Each Debtor will at all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in the same general manner in which it is presently conducted and operated; comply in all material respects with all laws, rules, regulations and governmental orders (whether Federal, state or local) applicable to the operation of such business whether now in effect or hereafter enacted and with any and all other applicable laws, rules, regulations and governmental orders the lack of compliance with which may have a material adverse effect on its business, assets, operations or financial condition, or in its ability to perform its obligations under this Agreement or on the ability of any Grantor to perform its obligations under any of the Security Documents to which it is a party; take all action which may be required to obtain, preserve, renew and extend all licenses, permits, franchises and other authorizations which are material to the operation of such business; and at all times maintain, preserve and protect all property material to the conduct of such businesses and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renovations, additions, improvements, and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         5.3 Insurance.

                  Each Debtor will (a) keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (b) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, (c) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by such Debtor, in such amount as it shall reasonably deem necessary, and (d) maintain such other insurance as may be required by law or as may be reasonably requested by the

Bank for purposes of assuring compliance with this Section 5.3. All insurance covering inventory subject to a Lien in favor of the Bank granted pursuant to the Security Documents shall provide that, in the case of each separate loss of inventory, the full amount of insurance proceeds payable with respect to such lost inventory shall be payable to the Bank. The receipt by the Bank of such insurance proceeds shall be deemed to be a prepayment by the Debtors of the Revolving Credit Loans pursuant to the provisions of Section 2.9(b) hereof. The Bank shall notify the Debtors of the receipt of such insurance proceeds.

                   In the event that the Debtors suffer any damage or loss to tangible personal property (other than inventory) which is covered by the insurance required herein, and said combined loss is equal to or less than SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00), then if no default shall have occurred and be continuing under the Credit Documents, the full amount of such insurance proceeds shall be payable to the Debtors and the Debtors shall utilize such insurance proceeds to restore, repair or replace said damaged or lost tangible personal property.

                   In the event that the Debtors suffer any damage or loss to tangible personal property (other than inventory) which is covered by the insurance required herein, and said combined loss is in excess of SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00), then if no default shall have occurred and be continuing under the Credit Documents, a portion of such insurance proceeds equal to $750,000 shall be payable to the Debtors and the Debtors shall utilize such insurance proceeds to restore, repair or replace said damaged or lost tangible personal property.

                   The remaining insurance proceeds shall be payable to the Bank, and the Debtors shall be permitted by the Bank to utilize such remaining insurance proceeds to restore, repair or replace said damaged or lost tangible personal property in accordance with the following procedures and conditions:
(i) prior to the commencement of the restoration, repair or replacement (hereinafter referred to as the "Restoration"), the plans and specifications submitted by the Debtors to the Bank with respect to the Restoration shall have been approved by the Bank, such approval not to be unreasonably withheld; (ii) at the time of any disbursement of insurance proceeds (hereinafter referred to as the "Restoration Funds"), no default shall have occurred and be continuing under any of the Credit Documents; (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement upon receipt of satisfactory evidence of the stage of completion and of performance of the work in a good and workmanlike manner in accordance with the contracts, plans and specifications; (iv) the Bank shall, at all times, be satisfied that the remaining insurance proceeds together with the aggregate amount of all available credit lines of the Debtors are sufficient to complete the Restoration as contemplated by the plans and specifications prepared therefor; and (v) any Restoration Funds remaining after the application thereof in accordance with the provisions hereof shall be retained by the Bank as a prepayment of a portion of the Term Loan. Insurance proceeds disbursed to the Debtors in accordance with this paragraph shall not be deemed to be a borrowing of funds.

                   All such insurance shall further provide for at least 30 days' prior written notice to the Bank of the cancellation or material modification thereof.

         5.4 Taxes. Each Debtor will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof.

         5.5 Financial Statements, Reports, etc. The Debtors will furnish to the
Bank:

                   (a) as soon as practicable, and in any event within 90 days (or 105 days if the Debtors shall have duly filed for appropriate extensions with the Securities and Exchange Commission and shall have provided the Bank with a copy thereof) after the end of each fiscal year of the Debtors Consolidated and consolidating balance sheets and Consolidated and consolidating income statements of the Debtors showing the financial condition of the Debtors as of the close of such fiscal year and the results of operations during such year, a Consolidated and consolidating statement of shareholders' equity and a Consolidated and consolidating statement of cash flows (or its then equivalent), as of the close of such fiscal year, all the foregoing financial statements to be prepared in accordance with generally accepted accounting principles consistently applied and audited by Deloitte and Touche or such other independent public accountants acceptable to the Bank (which report shall not contain any qualification) and to be in form reasonably acceptable to the Bank, except that the consolidating financial statements of the Debtors may be prepared by management in accordance with generally accepted accounting principles consistently applied;

                   (b) as soon as practicable, and in any event within 45 days (or 50 days if the Debtors shall have duly filed for appropriate extensions with the Securities and Exchange Commission and shall have provided the Bank with a copy thereof) after the end of each fiscal quarter, (i) Consolidated and consolidating balance sheets and Consolidated and consolidating income statements showing the financial condition at the end of such quarter and results of operation of the Debtors for the period then ended certified by a Financial Officer of each of the Debtors as presenting fairly the financial position and results of operations of the Debtors and as having been prepared in accordance with generally accepted accounting principles consistently applied, in each case subject to normal year-end audit adjustments, and (ii) a report for each of the Debtors listing, by account debtor, such Debtor's Accounts Receivable (including the name, address, balance due and aging (30-day, 60-day and 90-day, etc.) of all Accounts Receivable and the basis for the determination of Eligible Accounts;

                   (c) as soon as practicable, and in any event within 20 days after the end of each month, a borrowing base certificate ("Borrowing Base Certificate") in the form annexed hereto as Exhibit E for the fiscal month of the Debtors just ended, together with an aging summary of all Accounts Receivable;

                   (d) promptly after the same become publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by the Debtors with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934;

                   (e) concurrently with any delivery under (a), (b) or (c) above, certificates of a Financial Officer of each of the Debtors demonstrating compliance, as of the dates of the financial statements being furnished at such time, with the covenants set forth in Article VI hereof;

                   (f) concurrently with any delivery under (a) or (b) above, certificates of a Financial Officer of each of the Debtors certifying that to the best of his or her knowledge no Event of Default or event which with the giving of notice or lapse of time or both would constitute such an Event of Default has occurred and, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

                   (g) such other information as the Bank may reasonably request.

         5.6 Litigation and Other Notices. Give the Bank prompt written notice of the following:

                   (a) the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the Security Documents, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

                   (b) the filing or commencement of any action, suit or proceeding against any of the Debtors, whether at law or in equity or by or before any court of any Federal, state, municipal or other governmental agency or authority, (i) which is brought by or on behalf of any governmental agency or authority, or in which injunctive or other equitable relief is sought or (ii) as to which there is a reasonable possibility that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of any of the Debtors in an amount of $250,000 or more, not reimbursable by insurance, or (B) impair the right of any of the Debtors to perform its obligations under this Agreement, or any of the other Credit Documents to which it is a party;

                   (c) the rendering of a judgment or judgments against any of the Debtors by a court or other tribunal for the payment of money exceeding, either individually or in the aggregate, $250,000 (such notice to be delivered to the Bank within 15 days following the rendering of any such judgment);

                   (d) any Event of Default or event or condition which, with the giving of notice or lapse of time or both, would constitute an Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

                   (e) any default with respect to any contractual obligation or any other development in the business or affairs of any of the Debtors, which has resulted in or which there is a reasonable possibility to result in a material adverse change in the business, assets, operations or financial condition of any of the Debtors.

         5.7 Compliance with Laws. Comply, except where failure so to comply would not have a material adverse effect on the business, assets, operations, or financial condition of any of the Debtors, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, ERISA).

         5.8 ERISA. Furnish to the Bank, (i) promptly, and in any event within ten days after any Responsible Officer of any of the Debtors knows or has reason to know that there has occurred any Reportable Event with respect to any Plan, a statement of a Responsible Officer of such Debtor, setting forth details as to such Reportable Event and the action which such Debtor proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if any notice is required to be given to the PBGC, (ii) promptly, and in any event within two Business Days after receipt thereof, a copy of any notice any of the Debtors may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans, or to appoint a trustee to administer any Plan or Plans, and (iii) promptly, and in any event within five Business Days after receipt by any Debtor of a notice of complete or partial withdrawal liability from the sponsor of a Multiemployer Plan, a copy of such notice together with the statement of a Financial Officer setting forth details of such withdrawal and the action proposed to be taken with respect thereto.

         5.9 Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with accepted financial practices and, upon reasonable notice (which may be telephonic), at all reasonable times and as often as the Bank may request, permit any authorized representative designated by the Bank to visit and inspect the properties and financial records of the Debtors, and to make extracts from such financial records at the Bank's expense, and permit any authorized representative designated by the Bank to discuss the affairs, finances and condition of the Debtors with the chief financial officer and such other officers as the Debtors shall deem appropriate and the Debtors' independent public accountants, as applicable.

         5.10 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.

         5.11 Further Assurances. Execute any and all further documents and take all further actions which may be required under applicable law, or which the Bank may reasonably request, to grant, preserve, protect and perfect the first priority security interest in the Collateral created by the Security Documents.

         5.12 Environmental Legislation. Except where failure so to comply would not have a material adverse effect on the business, assets, operations or financial condition of any of the Debtors, comply in all material respects with all Federal, state and local laws or regulations that have been enacted or adopted regulating the discharge of substances into the environment or primarily for the purpose of protecting the environment ("Environmental Legislation"), and provide written notice to the Bank within five Business Days of the receipt of any notice of any violation of any Environmental Legislation from any Federal, state or local governmental authority charged with enforcing such Environmental Legislation, which violation alone, or together with other such violations, notice of which has been previously or concurrently received, is material to any of the Debtors.

         5.13 Interest Rate Protection. Within one hundred eighty (180) days of the Restatement Date, the Debtors shall enter into an interest rate swap agreement or an interest rate cap agreement covering a notional principal amount equal to at least 75% of the outstanding principal amount of the Term Loan, as such amount may change from time to time, with such counterparties and on such terms and conditions as shall be reasonably satisfactory to the Bank. The Debtors shall re-establish such interest rate protection prior to the expiration of any interest rate agreement entered into pursuant to the foregoing.

         5.14 RFI Capital Stock. Del will own all of the issued and outstanding Capital Stock of RFI free and clear of all Liens.

         5.15 Dynarad Capital Stock. Del will own all of the issued and outstanding Capital Stock of Dynarad free and clear of all Liens.

         5.16 Bertan High Voltage Capital Stock. Del will own all of the issued and outstanding Capital Stock of Bertan High Voltage free and clear of all Liens.

         5.17 Del Medical Capital Stock. Del will own all of the issued and outstanding Capital Stock of Del Medical free and clear of all Liens.

         5.18 Gendex-DMI Capital Stock. Del will own all of the issued and outstanding Capital Stock of Gendex-DMI free and clear of all Liens.

VI.      NEGATIVE COVENANTS

         Each of the Debtors, jointly and severally, covenants and agrees with the Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Note, any Commitment Fee or any other fee, expense or amount payable hereunder shall be unpaid, unless the Bank shall have consented thereto in writing, it will not, either directly or indirectly:

         6.1 Liens. Incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenue, except:

                   (a) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits;

                   (b) Liens imposed by law, such as carriers', warehouseman's, mechanics', materialsmen's and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which such Debtors shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves;

                   (c) Liens securing the payment of taxes, assessments and governmental charges or levies, that are not delinquent and Liens for taxes, assessments, governmental charges or levies or claims the non-payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Debtors' books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

                   (d) Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                   (e) Liens upon any property acquired by such Debtor which are created or incurred contemporaneously with such acquisition to secure or provide for the payment of any part of the purchase price of such property (but no other amounts); provided that any such lien shall not apply to any other property of the Debtors and shall not result, directly or indirectly, in the failure to comply with the provisions of Section 6.4;

                   (f) Liens on property existing at the time such property is acquired by such Debtors; provided that such Liens were not created in contemplation of the acquisition by such Debtor of such property;

                   (g) Liens existing on the date of this Agreement and set forth in Schedule 6.1 hereto (other than Liens securing Indebtedness being refinanced through Loans under this facility);

                   (h) Liens created in favor of the Bank as contemplated by this Agreement;

                   (i) Capitalized Lease Obligations permitted by Section 6.4;

                   (j) extensions, renewals and replacements of Liens referred to in paragraphs (e) through (g) only of this Section 6.1; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced, and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.

         6.2 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby such Debtor shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Debtor intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         6.3 Indebtedness. Create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness secured by Liens permitted under
Section 6.1 hereof, (ii) Indebtedness existing on the date hereof and listed on
Schedule 6.3 hereto, (iii) Indebtedness incurred hereunder, and (iv) interest rate swap agreements and/or interest rate cap agreements required under Section
5.13 hereof, and (v) Indebtedness permitted under Section 6.17 hereof. The Debtors shall make no payments on the Subordinated Note except as permitted under the Subordination Agreement.

         6.4 Capital Expenditures. Permit the aggregate amount of payments made for Capital Expenditures by the Debtors in any period specified below to exceed the amount specified below for such period:

         Period                                   Amount
         ---------------------------------        ----------
         Fiscal year ending August 2, 1996        $1,500,000
         Each fiscal year thereafter              $1,500,000

         6.5 Dividends and Distributions. Except as permitted in Section 6.7(b), with respect to Del only, declare or pay, directly or indirectly, any dividends or make any other distribution in excess in the aggregate of $25,000 in any fiscal year (other than dividends or other distributions payable solely in stock of the Debtors), whether in cash, property, securities or a combination thereof, with respect to its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any share of any class of its capital stock or set aside any amount for any such purpose.

         6.6 Consolidations, Mergers and Sales of Assets. Consolidate with or merge into any other person, or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a series of transactions) all or a substantial part of its assets (whether now or hereafter acquired), or sell any of its inventory other than in the normal course of business, or permit another person to merge into it, or acquire all or substantially all the capital stock or assets of any other person except that the Debtors may sell, lease or transfer, in one transaction or any series of related transactions, capital assets with a value aggregating in any one fiscal year no more than $400,000, provided, that all such assets are sold for consideration equal to the then-current market value of such assets.

         6.7 Investments. (a) Own, purchase or acquire any stock, obligations, assets or securities of, or any interest in, or make any capital contribution or loan or advance to, any other person, or make any other investments with an aggregate fair market value exceeding $250,000.00 (valued at the time of the acquisition thereof), except that the Debtors may (i) own, purchase or acquire certificates of deposit of the Bank or any FDIC-insured commercial bank registered to do business in any state of the United States having capital and surplus in excess of $500,000,000; (ii) own, purchase or acquire obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States; (iii) own, purchase or acquire commercial paper of a domestic issuer rated at least A-1 by Standard and Poor's Corporation or P-1 by Moody's Investors Service, Inc.; (iv) subject to the provisions of
Section 6.7(b) hereof, purchase or acquire during any fiscal year of Del (a "Fiscal Year") shares of the common stock of Del ("Common Stock") with an aggregate fair market value of not more than $750,000 (valued at the time of the acquisition thereof), and thereafter own all such shares so purchased or acquired; and (v) own, purchase, or acquire stock, obligations and/or securities of any other person provided that such stock, obligations and/or securities are held by the Debtors in the deferred compensation account(s) which are maintained by Del for the benefit of Leonard A. Trugman.

                   (b) The right of the Debtors to repurchase shares of Common Stock pursuant to Section 6.7(a)(iv) hereof is subject to the following:

                        (i) The Debtors may during any Fiscal Year repurchase shares of the Common Stock with an aggregate fair market value of not more than $375,000 (valued at the time of the acquisition thereof) if (A) no default under
Section 6.4, Section 6.8, Section 6.9 or Section 6.11 of this Agreement shall have occurred and be continuing at the time of such repurchase and (B) after giving effect to such repurchase of shares, no default shall exist under Section
6.9 hereof.

                        (ii) In addition to the shares of Common Stock which may be repurchased pursuant to subsection (i) above, during any Fiscal Year the Debtors may repurchase additional shares of the Common Stock with an aggregate fair market value (valued at the time of the acquisition thereof) equal to (A) the dollar amount of the increase in Consolidated Tangible Net Worth of the Debtors for the Fiscal Year, minus (B) $1,250,000; provided, however, that (x) in no event may the Debtors during any Fiscal Year repurchase additional shares of Common Stock pursuant to the provisions of this subsection (ii) with an aggregate fair market value in excess of $375,000 (valued at the time of the acquisition thereof) and (y) in no event may the Debtors repurchase additional shares of Common Stock pursuant to the provisions of this subsection (ii) if, after giving effect to such repurchase of additional shares, a default shall exist under Section 6.9 hereof.

         6.8 Current Ratio. Permit the Consolidated Current Ratio of the Debtors at any time to be less than 2.00:1.00.

         6.9 Tangible Net Worth. Permit the Consolidated Tangible Net Worth of the Debtors at any time during the periods specified below to be less than:

         Period                              Amount
         --------------------------          -----------
         Fiscal year ending 8/2/96           $16,250,000
         Fiscal year ending 8/1/97           $17,500,000
         Fiscal year ending 7/31/98          $18,750,000
         Fiscal year ending 7/31/99          $20,000,000
         Fiscal year ending 7/29/00          $21,250,000
         Fiscal year ending 7/31/01          $22,500,000

         6.10 Business. Alter the nature of its business in any material respect without the prior written consent of the Bank, such consent not to be unreasonably withheld.

         6.11 Interest Expense Coverage Ratio. Permit the Consolidated Interest Expense Coverage Ratio of the Debtors at any fiscal year end to be less than the ratio specified below for such fiscal year end:

         Fiscal Year End                          Ratio
         ----------------------------             -----
         August 2, 1996                           2.5
         August 1, 1997                           2.5
         July 31, 1998 and thereafter             3.0

         6.12 Transactions with Affiliates. Enter into any transaction, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions at least as favorable to such Debtor as those that would be obtained through an arm's length negotiation with an unaffiliated third party.

         6.13 Accounting Changes. Make any significant change in its accounting treatment or financial reporting practices except as permitted or required by generally accepted accounting principles in effect from time to time. Del will not change its fiscal year or the calculation of its fiscal quarter ends.

         6.14 Amendment and Modification of Gendex Purchase Agreement. Amend, modify, supplement, waive compliance with, or assent to noncompliance with any material term, provision or condition of the Gendex Purchase Agreement.

         6.15 Consulting Fees. Pay, or become obligated to pay, to any one person in any fiscal year, fees for the performance of consulting or similar services which exceed $250,000; provided, however, that such restriction shall not apply to consulting fees paid to Leonard A. Trugman pursuant to the terms and provisions of that certain employment agreement dated as of August 1, 1990 by and between Del and Leonard A. Trugman as heretofore amended.

         6.16 Leverage Ratio. Permit the Leverage Ratio of the Debtors in any period specified below to exceed the ratio specified below for such period.



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          Fiscal Year Ending                 Ratio
          ------------------                 -----
          8/2/96                             1.75
          8/1/97                             1.75
          7/31/98 and thereafter             1.50

         6.17 Operating Leases. Create, incur, assume or suffer to exist any obligation as lessee under a lease which is not a Capitalized Lease Obligation for the rental or hire of any real or personal property, except any Leasing Facility and except leases and/or conditional sales agreements that do not in the aggregate require the Debtors to make payments (including taxes, insurance, maintenance, and similar expenses which the Debtors are required to pay under the terms of such leases or agreements) in any Fiscal Year in excess of One Million Five Hundred Thousand Dollars ($1,500,000).

VII.     EVENTS OF DEFAULT

         In case of the happening of any of the following events (herein called "Events of Default"):

         (a) any representation or warranty made or deemed made in or in connection with this Agreement, any of the other Credit Documents or the borrowings hereunder or in any report, certificate, financial statement or other instrument or agreement furnished in connection with this Agreement, any of the Security Documents or the execution and delivery of the Notes or the borrowings hereunder shall prove to have been false or misleading in any material respect when made or deemed to be made;

         (b) any default or event of default shall occur in the payment of any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

         (c) any default or event of default shall occur in the payment of any interest on any Note, the Commitment Fee, or any other fee or any other amount payable hereunder or under any of the other Credit Documents when and as the same shall become due and payable;

         (d) any default or event of default shall be made in the due observance or performance of any covenant, condition or agreement to be observed or performed on the part of any Debtor pursuant to the terms of this Agreement, or any other Credit Documents (other than a covenant, condition or agreement a default in the performance of which is elsewhere in this Article VII specifically dealt with) and such default shall continue for a period of twenty days (or ten days in the case of any provision contained in Article VI or Section 5.5);

         (e) any of the Debtors shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the Untied States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and



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appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Debtor or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take corporate action for the purpose of effecting any of the foregoing;

         (f) any involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any of the Debtors, or of a substantial part of the property or assets of any of the Debtors, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any of the Debtors or for a substantial part of the property of any of the Debtors, or (iii) the winding-up or liquidation of any of the Debtors; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered against any of the Debtors;

         (g) any default or event of default shall occur with respect to any Indebtedness of any of the Debtors, if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any Indebtedness (or any trustee on behalf of such holder or obligee) at its option to accelerate the maturity of such Indebtedness; or any amount of principal or interest in respect of such Indebtedness shall not be paid when and as due (after giving effect to any period of grace specified for such payment in the instrument evidencing or governing the same);

         (h) a Reportable Event shall have occurred with respect to any Plan, that alone or together with any other Reportable Event with respect to the same or another Plan, has a reasonable possibility of resulting in liability of any of the Debtors to the PBGC in an aggregate amount exceeding $20,000 and, within 30 days after the reporting of such Reportable Event to the Bank, the Bank shall have notified one of the Debtors in writing that (i) the Bank has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan or Plans by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

         (i) any of the Debtors (i) shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, (ii) such Debtor does not have reasonable grounds for contesting such withdrawal liability and is not in fact contesting such withdrawal liability in a timely and appropriate manner, and (iii) the amount of such withdrawal liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities (determined as of the date of such notification), requires payments exceeding $20,000 per annum;


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         (j) a judgment or judgments for the payment of money exceeding, either individually or in the aggregate, $500,000 (not reimbursed by insurance policies of such Debtor) shall be rendered by a court or other tribunal against any of the Debtors and (i) shall remain undischarged for a period of 150 consecutive days during which the execution of such judgment shall not have been stayed effectively or (ii) any judgment creditor shall legally commence actions to collect on or enforce such judgment;

         (k) this Agreement, or any other Credit Documents shall for any reason cease to be, or be asserted by any of the Debtors not to be, a legal, valid and binding obligation of such Debtors enforceable in accordance with its terms, or the security interest or lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any of the Debtors or any Grantor not to be, a valid perfected security interest in any Collateral except as otherwise permitted by this Agreement;

         (l) Leonard A. Trugman shall cease to serve as Chairman of the Board of Del and shall cease to be active in the business conducted by the Debtors;

         (m) if in the opinion of the Bank, there shall have occurred a material adverse change in the condition, financial or otherwise, of any of the Debtors;

         (n) any governmental authority shall condemn, seize or appropriate any property of the Debtors if the fair market value of the property prior to being condemned, seized or taken is equal to or greater than $1,000,000 and if such governmental authority fails to compensate Debtors for such taking within one year after such power is exercised in an amount at least equal to the fair market value as a going concern of the property taken;

         (o) any approval, consent, exemption or other action of any governmental authority required under this Agreement is withdrawn or becomes ineffective and the absence thereof would materially and adversely affect Debtors, their operations or ability to repay the Bank;

         (p) any default or Event of Default shall have occurred and be continuing beyond any applicable notice and cure period under the Leasing Facility;

then, and in any such event (other than an event described in paragraph (e) or (f) above), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Debtors, take any or all of the following actions at the same or different times: (i) terminate forthwith the Revolving Credit Commitment; and (ii) declare the Notes to be immediately due and payable, whereupon the principal of such Notes, together with accrued interest and fees thereon and other liabilities of the Debtors accrued hereunder, shall become immediately due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Debtors, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that with respect to a default described in paragraph (e) or (f) above, the Revolving Credit Commitment


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



shall automatically terminate and the Notes, any unpaid accrued fees and any other liabilities of the Debtors accrued hereunder shall automatically become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Debtors, anything contained herein or in the Notes to the contrary notwithstanding.

VIII.    TERM OF AGREEMENT

         This Agreement and the other Credit Documents shall continue in full force and effect, and the duties, covenants and liabilities of the Debtors hereunder and thereunder and all the terms and conditions and provisions hereof and thereof relating thereto shall continue to be fully operative until all Obligations and all duties and responsibilities of the Debtors to the Bank under this Agreement and the other Credit Documents have been satisfied in full, concluded and/or liquidated. The foregoing to the contrary notwithstanding, the Indemnification Agreement shall continue in effect as provided therein. The term of this Agreement with respect to all Revolving Credit Loans shall be to March 31, 2000 (the "Initial Term"). Notwithstanding the foregoing, the Debtors may, in their sole discretion, on or after September 30, 1998, transmit to the Bank a written notice requesting that the Bank inform the Debtors in writing of its intentions as to whether or not it will extend or renew the Revolving Credit Commitment upon the expiration thereof. Within sixty (60) days of the Bank's receipt of such written notice from the Debtors, the Bank shall inform the Debtors in writing as to whether or not it intends to extend or renew the Revolving Credit Commitment upon the expiration thereof. If the Bank informs the Debtors that it intends to extend or renew the Revolving Credit Commitment, in accordance with the terms hereof and of an offer of commitment letter from the Bank, the Bank and the Debtors shall negotiate in good faith for a period not to exceed six (6) months as to the terms and conditions of such extension or renewal of the Revolving Credit Commitment.

IX.      DEBTORS' OBLIGATIONS

         9.1 Mortgage Obligations. The Debtors, jointly and severally, covenant and agree with the Bank that, so long as any of the principal of or interest on the Term Note, any fee or expense in connection therewith, or any expense or amount due under the Mortgage, the Subordinate Mortgage, or the Third Mortgage shall remain unpaid, all obligations of the Mortgagor under the Mortgage and all obligations of the Mortgagor under the Subordinate Mortgage and all the obligations of the Mortgagor under the Third Mortgage shall be timely discharged in accordance with the terms and conditions of such mortgages.

         9.2 Unconditional Obligation. The obligations of each Debtor under this Agreement shall be joint and several, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                   (a) Any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of the other Debtors or the Collateral therefor under this Agreement or the other Credit Documents.

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                   (b) Any modification or amendment of or supplement to this
Agreement or the other Credit Documents.

                   (c) Any change in the corporate existence, structure of ownership of the other Debtors, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the other Debtors or its Collateral or its assets.

                   (d) The existence of any claim, set-off or other rights which such Debtor may have at any time against the other Debtor, the Bank or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim.

                   (e) Any validity or unenforceability relating to or against any Debtor, for any reason of any provision or all of this Agreement or the other Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment of any Debtor of the principal of or interest on any Loan or any other amount payable by it under this Agreement or the other Credit Documents.

                   (f) Any other act or omission to act or delay of any kind by any Debtor, the Bank or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Debtor's obligations under this Agreement or the other Credit Documents.

         9.3 Period in Force. Each Debtor's Obligations under this Agreement shall remain in full force and effect until all Obligations shall have been paid in full and this Agreement and the other Credit Documents shall have terminated in accordance with their terms. If at any time any payment of the principal of or interest on any Loan made to any Debtor or any other amount payable by any Debtor under this Agreement or the other Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Debtor or otherwise, each of the other Debtors' Obligations under this Agreement with respect to such payment shall have revived and continued in full force and effect.

         9.4 Waiver. Each Debtor waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the other Debtors or any other person.

         9.5 Effect of Stay. In the event that the demand for payment of any amount payable by any Debtor under this Agreement or the other Credit Documents is stayed upon the insolvency, bankruptcy or reorganization of a Debtor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Credit Documents shall nonetheless be payable by the other Debtors hereunder forthwith upon demand by the Bank.

         9.6 Liability Under Notes. Each Debtor hereby acknowledges that such


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Debtor is a primary obligor under each of the Notes and that such obligation is joint and several.

X.       MISCELLANEOUS

         10.1 Notices. Notices, consents and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, delivered by tested telex, facsimile, graphic scanning or other telegraphic communications equipment, with receipt confirmed) addressed,

                   (a) If to any Debtor:

                       DEL GLOBAL TECHNOLOGIES CORP.
                       1 Commerce Park
                       Valhalla, New York 10595
                       Fax: (914) 686-5425
                       Attn: Leonard A. Trugman, Chairman, CEO, and President

                   With a copy to:

                       Tashlik, Kreutzer & Goldwyn P.C.
                       833 Northern Boulevard
                       Great Neck, New York  11021
                       Fax:  (516) 829-6509
                       Attn:  Martin M. Goldwyn, Esq.

                   (b) If to the Bank:

                       THE CHASE MANHATTAN BANK, N.A.
                       31 Mamaroneck Avenue
                       White Plains, New York  10601
                       Fax:  (914) 328-8373
                       Attn: Michael D. Anthony, Vice President

                       With a copy to:

                       McCarthy, Fingar, Donovan, Drazen & Smith
                       11 Martine Avenue
                       White Plains, New York  10606
                       Fax:  (914) 946-3700
                       Attn: Nicholas J. Chivily, Esq.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the


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date of receipt if hand delivered or three days after being sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt if by any telegraphic, facsimile or tested telex communications equipment, in each case addressed to such party as provided in this Section 10.1 or in accordance with the latest unrevoked direction from such party.

         10.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Debtors or Grantors herein and in the certificates or other instruments prepared or delivered in connection with this Agreement or in connection with any of the other Credit Documents, shall be considered to have been relied upon by the Bank and shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Notes and shall continue in full force and effect as long as the principal of or any accrued interest on the Notes or any other fee or amount payable under the Notes or this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment has not been terminated.

         10.3 Successors and Assigns; Participations.

                   (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Debtors or the Bank that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Debtors may not assign or transfer any of their rights or obligations hereunder without the prior written consent of the Bank.

                   (b) The Bank, without the consent of the Debtors, may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loans owing to it and the Notes held by it), and shall give the Debtors notice of any such sale prior to the consummation thereof.

                   (c) Notwithstanding any other provision therein, the Bank may, in connection with any participation or proposed participation pursuant to this Section 10.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Debtors furnished to the Bank by or on behalf of the Debtors in connection with this Agreement; provided that prior to any such disclosure, each such participant or proposed participant shall agree to preserve the confidentiality of any confidential information relating to the Debtors received from such Bank.

                   (d) The Bank may assign, to any one or more financial institutions with the prior written consent of the Debtors (which shall not be unreasonably withheld), all or a portion of its interests, rights and obligations under this Agreement and the Security Documents (including, without limitation, all or a portion of its Commitment and the same portion of the Loans at the time owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the Bank's rights and obligations under this Agreement, which shall include the same interest in the Loans and Notes, (ii) the parties


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to each such assignment shall execute and deliver to the Bank, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of the Bank hereby and under the Security Documents and (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                   (e) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of this Agreement, the other Credit Documents or any Collateral with respect thereto or any other instrument or document furnished pursuant hereto or thereto; (ii) the Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Debtors or the performance or observance by the Debtors of any of their obligations under this Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement and of the Security Documents, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Bank to take such action as an agent on its behalf and to exercise such powers under this Agreement as are delegated to the Bank by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                   (f) Upon its receipt of an Assignment and Acceptance executed by the Bank and an assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Bank shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Debtors. Within five Business Days after receipt of such notice, the Debtors, at their own expense, shall execute and deliver to the Bank in exchange for the surrendered Note or Notes a new Note or


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Notes to the order of such assignee in an amount equal to its portion of the
Term Loan and the Revolving Credit Commitment, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained any Commitment hereunder, a new Note or Notes to the order of the assigning Bank in an amount equal to the Term Loan and the Revolving Credit Commitment, as the case may be, retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment. Cancelled Notes shall be returned to the Debtors.

                   (g) Notwithstanding any other provision herein, the Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Debtors furnished to the Bank by or on behalf of the Debtors in connection with this Agreement; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Debtors received from such Bank.

         10.4 Expenses; Indemnity.

                   (a) The Debtors, jointly and severally, agree to pay all out-of-pocket expenses reasonably incurred by the Bank in connection with the preparation of this Agreement, and the other Credit Documents or with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Bank in connection with the enforcement or protection of its rights in connection with this Agreement or any of the other Credit Documents or with the Loans made or the Notes issued hereunder, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel of the Bank. The Debtors, jointly and severally, further agree that they shall indemnify the Bank from and hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

                   (b) The Debtors, jointly and severally, agree to indemnify the Bank and its directors, officers, employees and agents against, and to hold the Bank and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Bank or any such person arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of the Loans, (ii) this Agreement, any of the other Credit Documents or the other documents contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Revolving Credit Commitment) and consummation of the transactions contemplated hereby and thereby; or (iii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Bank or any such person is a party thereto; provided that such indemnity shall not, as to the Bank, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from (x) any unexcused breach by the Bank of any of its obligations


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



under this Agreement or (y) the gross negligence or willful misconduct of the Bank.

                   (c) The provisions of this Section 10.4 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, or the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or the other Credit Documents, or any investigation made by or on behalf of the Bank. All amounts due under this
Section 10.4 shall be payable on written demand therefor.

         10.5 Applicable Law. This Agreement and the Notes shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to choice of law doctrine.

         10.6 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Debtors or any of them against any of and all the obligations of the Debtors or any of them now or hereafter existing under this Agreement and the Notes held by the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. The Bank agrees promptly to notify the Debtors or any of them after any such setoff and application made by the Bank, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

         10.7 Payments on Business Days.

                   (a) Should the principal of or interest on the Notes or any fee or other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

                   (b) All payments by the Debtors hereunder shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank set forth in this Agreement.

         10.8 Waivers; Amendments.

                   (a) No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights


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and remedies of the Bank hereunder are cumulative and not exclusive of any rights or remedies which it may otherwise have. No waiver of any provision of this Agreement or the Notes nor consent to any departure by the Debtors therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Debtors in any case shall entitle any such party to any other or further notice of demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

                   (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Debtors and the Bank. The Bank and any holder of any Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Note shall be marked to make reference thereto, and any consent by the Bank or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

         10.9 Severability. In the event any one or more of the provisions contained in this Agreement or in the Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         10.10 Entire Agreement; Jurisdiction; etc.

                   (a) This Agreement and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the Transactions is superseded by this Agreement and the other Credit Documents. Except as expressly provided herein or in the other Credit Documents, nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

                   (b) THE DEBTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND THE DEBTORS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE DEBTORS IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH


94-350-4C:delamend3/4/96
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



PROCESS TO THE DEBTORS AT THEIR ADDRESS SPECIFIED IN SECTION 10.1. THE DEBTORS AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE DEBTORS FURTHER WAIVE ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE DEBTOR WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

                   Nothing in this section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Debtors or their property in the courts of any other jurisdictions.

                   (c) Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (b) of this Section 10.10 any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

                   (d) Each party hereto (i) certifies that neither any representative, agent or attorney of the Bank has represented, expressly or otherwise, that such Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement or the Security Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

         10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

         10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         10.13 Prior Agreements. This Agreement is a second modification and restatement of a credit agreement originally entered into by and between the Bank's predecessor-in-interest and Del and RFI, which credit agreement was heretofore modified and assigned to the Bank by its predecessor-in-interest, and, as assigned, was further modified and restated. This Agreement is a modification and restatement of such credit agreement, as heretofore modified and restated, and is not in addition thereto. The terms and provisions contained in this Agreement supersede the terms and provisions contained in such credit agreement and prior modification and restatement thereof.








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



         IN WITNESS WHEREOF, the Debtors and the Bank have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

(Corporate Seal)                     DEL GLOBAL TECHNOLOGIES CORP.


ATTEST:                              By:/s/David Engel
                                        -------------------------------------
/s/Michael Taber                     David Engel, Executive Vice President
------------------------
Michael Taber, Secretary

(Corporate Seal)                     RFI CORPORATION

ATTEST:                              By:/s/David Engel
                                        -------------------------------------
/s/Michael Taber                     David Engel, Executive Vice President
------------------------
Michael Taber, Secretary

(Corporate Seal)                     DYNARAD CORP.

ATTEST:                              By:/s/David Engel
                                        -------------------------------------
/s/Michael Taber                     David Engel, Executive Vice President
------------------------
Michael Taber, Secretary

(Corporate Seal)                     BERTAN HIGH VOLTAGE CORP.

ATTEST:                              By:/s/David Engel
                                        -------------------------------------
/s/Michael Taber                     David Engel, Executive Vice President
------------------------
Michael Taber, Secretary

(Corporate Seal)                     DEL MEDICAL SYSTEMS CORP.

ATTEST:                              By:/s/David Engel
                                        -------------------------------------
/s/Michael Taber                     David Engel, Executive Vice President
------------------------
Michael Taber, Secretary






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



(Corporate Seal)                     GENDEX-DEL MEDICAL IMAGING CORP.

ATTEST:                              By:/s/David Engel
                                        -------------------------------------
/s/Michael Taber                     David Engel, Executive Vice President
------------------------
Michael Taber, Secretary

                                     THE CHASE MANHATTAN BANK, N.A.

                                     By:/s/Eileen Piker
                                        -------------------------------------
                                        Eileen W. Piker, Second Vice President

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

        On the fifth day of March, 1996, before me personally came DAVID ENGEL, to me known, who, being by me duly sworn, did depose and say that he has an address of One Commerce Park, Valhalla, New York 10595, that he is Executive Vice President of DEL GLOBAL TECHNOLOGIES CORP., the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
                                             /s/Eugene Cauciella
                                             -------------------------------
                                             NOTARY PUBLIC

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

         On the fifth day of March 1996, before me personally came DAVID ENGEL, to me known, who, being by me duly sworn, did depose and say that he has an address of One Commerce Park, Valhalla, New York 10595, that he is Executive Vice President of RFI CORPORATION, the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
                                             /s/Eugene Cauciella
                                             -------------------------------
                                             NOTARY PUBLIC

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

         On the fifth day of March 1996, before me personally came DAVID ENGEL, to me known, who, being by me duly sworn, did depose and say that he has an address of One Commerce Park, Valhalla, New York 10595, that he is Executive Vice President of DYNARAD CORP., the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
                                             /s/Eugene Cauciella
                                             ------------------------------
                                             NOTARY PUBLIC

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

         On the fifth day of March 1996, before me personally came DAVID ENGEL, to me known, who, being by me duly sworn, did depose and say that he has an address of One Commerce Park, Valhalla, New York 10595, that he is Executive Vice President of BERTAN HIGH VOLTAGE CORP., the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
                                             /s/Eugene Cauciella
                                             ------------------------------
                                             NOTARY PUBLIC

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

         On the fifth day of March 1996, before me personally came DAVID ENGEL, to me known, who, being by me duly sworn, did depose and say that he has an address of One Commerce Park, Valhalla, New York 10595, that he is Executive Vice President of DEL MEDICAL SYSTEMS CORP., the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
                                             /s/Eugene Cauciella
                                             ------------------------------
                                             NOTARY PUBLIC

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

         On the fifth day of March 1996, before me personally came DAVID ENGEL, to me known, who, being by me duly sworn, did depose and say that he has an address of One Commerce Park, Valhalla, New York 10595, that he is Executive Vice President of GENDEX-DEL MEDICAL IMAGING CORP., the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that he signed his name thereto by like authority.
                                             /s/Eugene Cauceilla
                                             ------------------------------
                                             NOTARY PUBLIC

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF WESTCHESTER    )

         On the fifth day of March 1996, before me personally came Eileen W. Piker, to me known, who, being by me duly sworn, did depose and say that she has an address of 31 Mamaroneck Avenue, White Plains, NY, that she is a Second Vice President of THE CHASE MANHATTAN BANK, N.A., the corporation described in and which executed the foregoing instrument; that it was so executed by order of the Board of Directors of said corporation; and that she signed her name thereto by like authority.
                                             /s/Eugene Cauciella
                                             ------------------------------
                                             NOTARY PUBLIC